Exhibit 10.55
LEASE AGREEMENT
FOR
OFFICE FACILITIES
MAITLAND CONCOURSE

TENANT:	TANDEM HEALTH CARE, INC.

SUITE:	200

i

NO.	PARAGRAPH HEADING	PAGE
30. Attorneys’ Fees	33

31. No Implied Waiver	34

32. Personal Liability	34

33. Security Deposit	34

34. Force Majeure	34

35. Relationship of Parties	34

36. Miscellaneous	35

37. Renewal Option	37

38. Right of First Refusal — Lease	38

39. Right of First Offer—Purchase	40

40. Satellite Antenna	41

41. Moving Allowance	41

EXHIBIT “A” DESCRIPTION OF REAL PROPERTY	A-l

EXHIBIT “B” PREMISES LOCATION IN BUILDING	B-l

EXHIBIT “C” WORK LETTER	C-l

EXHIBIT “D” BUILDING RULES AND REGULATIONS	D-l

EXHIBIT “E” FORM OF SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT	E-l

EXHIBIT “F” SITE PLAN	F-1

ii

LEASE AGREEMENT
     This LEASE AGREEMENT (this “Lease”), is made and entered into as of May 14, 2003, between MAITLAND CONCOURSE PHASE II, LLLP., a Florida limited liability partnership (“Landlord”), and TANDEM HEALTH CARE, INC., a Pennsylvania corporation (“Tenant”).
     1. Definitions.
     1.1 “Building” means the two (2) story office building known as Maitland Concourse Phase II, Building III, on the Real Property (“Real Property”) described in Exhibit “A” attached hereto, and other improvements presently or hereafter located on the Real Property, all as shown on the Site Plan attached as Exhibit “F” hereto and made a part hereof (the “Site Plan”).
     1.2 “Premises” means the suite of offices (Suite No. 200) located on the second (2nd) floor of the Building, in the location depicted on Exhibit “B” attached hereto (the “Second Floor Space”) and that certain space on the first (1st) floor of the Building containing approximately 900 square feet of Net Rentable Area in a location to be agreed upon by Landlord and Tenant (the “First Floor Space”). The Premises are stipulated for all purposes to contain approximately 23,400 square feet of Net Rentable Area. The Premises shall not include, and Tenant shall have no claim under this Lease for, any easement of light and air over any portion of the Building or any adjacent or other premises of Landlord.
     1.3 “Base Rent” means the sum of $ 19.25 per square foot of Net Rentable Area of the Premises (as defined below) per annum as adjusted pursuant to Paragraph 6. The Base Rent due for the fifth (5th) month of the Lease Term (hereinafter defined), in the amount of $37,537.50, plus applicable state sales tax, shall be deposited with Landlord by Tenant contemporaneously with Tenant’s execution and delivery of this Lease. Notwithstanding anything to the contrary contained in this Lease, Base Rent and Tenant’s obligation to pay Tenant’s Proportionate Share of increases in Operating Expenses which would otherwise be due under the terms of this Lease shall be abated for the first four (4) months of the Lease Term.
     1.4 “Additional Rent” means any and all sums of money not defined as Base Rent with the exception of Tenant Improvements as defined in Paragraph 1, Subparagraph 1.15.
     1.5 “Commencement Date” means, subject to Subparagraph 3.2 of this Lease, the date on which the following have occurred: (i) Landlord has delivered possession of the Second Floor Space to Tenant with the Tenant Improvements (as defined in the Work Letter) in the Second Floor Space Substantially Completed (as hereinafter defined) and, (ii) to the extent applicable, a certificate of occupancy has been issued for the Tenant Improvements in the Second Floor Space, or the governmental authority has furnished equivalent evidence that Tenant may legally use and occupy the Second Floor Space for its office operation. As used in this Lease, the term “Ready for Occupancy” means that the matters described in clauses (i) and (ii) above have both occurred. Notwithstanding the provisions of this Section 1.5, Landlord shall endeavor to Substantially Complete the Tenant Improvements in the First Floor Space as soon as reasonably feasible, depending, in large part, upon Tenant’s completion of the space plan for the First Floor Space and review and approval of the final plans, specifications and working drawings for the First Floor Space.
     1.6 “Lease Term” means a term of sixty-four (64) months from and after the Commencement Date, unless sooner terminated or extended to a later date as herein provided.
     1.7 “Expiration Date” means the last day of the Lease Term.
     1.8 “Security Deposit” means the sum of $0.00.
     1.9 “Common Areas” means those areas devoted to corridors, lobbies, elevator foyers, rest rooms, mechanical rooms, janitorial closets, electrical and telephone closets, vending areas and other similar facilities provided for the common use or benefit of tenants generally and/or the public. Tenant agrees that Landlord shall have the right, at any time and from time to time for the purposes of accommodating other tenants of the Building or otherwise, to increase or decrease the dimensions, change the configurations, or to otherwise alter the Common Areas so long as Tenant’s access to the Premises and other essential facilities are not prohibited thereby, the configuration of the Premises is not modified, the available parking areas (as of the date of this Lease) are not reduced or relocated to locations outside of those shown on the Site Plan, and Tenant’s enjoyment of the Premises is not materially and adversely affected.
     1.10 “Service Areas” means those areas within the outside walls of the building used for elevator mechanical rooms, building stairs, fire towers, elevator shafts, flues, vents, stacks, pipe shafts and vertical ducts (but shall not include any such areas for the exclusive use of a particular tenant).
     1.11 “Net Rentable Area of the Building” shall mean 44,500 square feet, which may be adjusted from time to time by Landlord.
     1.12 “Operating Expenses” shall have the meaning ascribed to it in Paragraph 6.2(a) of this Lease.
     1.13 “Exterior Common Areas” means the portion of the Real Property which is not located within the Building, and which are provided and maintained for the common use and benefit of Landlord and tenants of the Building generally and the employees, invitees and licensees of Landlord and such tenants including, without limitation, buildings, vehicular access areas, streets, sidewalks and landscaped areas.
     1.14 “Base Building Improvements” means those improvements to the Premises described in Work Letter attached as Exhibit C to this Lease and incorporated herein.
     1.15 “Tenant Improvements” means, except for the Base Building Improvements, all improvements in the Premises to prepare the Premises for occupancy by the Tenant, as described in the Work Letter.

     1.16 “Building Grade” means the type, brand and/or quality of materials Landlord reasonably designates from time to time to be the minimum quality to be used in the Building or the exclusive type, grade or quality of material to be used in the Building.
     1.17 “Net Usable Area” of the Premises shall mean the Net Rentable Area of the Premises less; (a) any area not located on a floor within the Premises; (b) any Common Areas and Service Areas located in the Premises or the Premises’ allotted share of any such Common Areas and Service Areas, and (c) all restrooms, fire escapes, stairways, Building elevator shafts and Building electrical, mechanical and telephone rooms located in the Premises.
     1.18 “Normal Building Hours” means 8:00 a.m. to 7:00 p.m., Monday through Friday, and 8:00 a.m. to 1:00 p.m. on Saturday, exclusive of legal holidays.
     1.19 “Substantially Complete” shall mean that Landlord has completed the Tenant Improvements to the point where any remaining work to be done is of such a nature as will not materially and adversely interfere with Tenant’s occupancy of the Premises, notwithstanding the existence of minor or insubstantial details of construction, mechanical adjustment, or decoration which remain to be performed or punchlist type items which may not have been completed.
     1.20 “Net Rentable Area of the Premises” shall mean the agreed to and stipulated amount of 23,400 square feet. Within thirty (30) days following the Commencement Date, Tenant and its representatives may measure the floor area of the Premises. In the event Tenant determines that the Net Rentable Area of the Premises (measured in accordance with BOMA Standard ANSI Z65.1-1996 and using the Building common area add-on factor) is less than 23,400 square feet, then Tenant shall notify Landlord within said thirty day period. In the event Landlord and Tenant do not agree upon the actual Net Rentable Area of the Premises within thirty (30) days following Tenant’s notification to Landlord concerning the Net Rentable Area of the Premises, said determination shall be submitted to an arbitrator to be selected in accordance with the rules of the American Arbitration Association, and the amount of the Base Rent and Additional Rent payable under this Lease and based upon the Net Rentable Area of the Premises shall be adjusted accordingly based upon the actual Net Rentable Area of the Premises determined by the arbitrator or as agreed upon by the parties, whichever is applicable.
     2. Lease Grant. Subject to and upon the terms herein set forth, Landlord leases to Tenant and Tenant leases from Landlord the Premises.
     3. Lease Term.
     3.1 This Lease shall continue in force during a period beginning on the Commencement Date, and terminating on the Expiration Date, unless this Lease is sooner terminated or extended to a later date under any other term or provision of this Lease. Tenant shall be permitted entry to the Premises four (4) weeks prior to the anticipated Commencement Date for the purpose of installing its fixtures and equipment and performing such other work as is necessary to prepare the Premises for occupancy. This early entry will be at Tenant’s sole risk and subject to all the terms and provisions of this Lease as though the Commencement Date had occurred, except for the payment of rent, which will commence on the Commencement Date.

Tenant, and its contractors, agents and employees will not materially interfere with or delay the construction of the Tenant Improvements. All rights of Tenant under this Section 3.1 will be subject to the requirements of all applicable building codes, zoning requirements, and federal, state and local laws, rules, and regulations, and shall not interfere with Landlord’s compliance with laws, including the obtaining of a certificate of occupancy or completion, as applicable for the Premises.
     3.2 Provided that the Final Plans (as defined in the Work Letter) (with all final finishes) for the Tenant Improvements are approved by Landlord and Tenant, and in form complete for the purpose of bidding and obtaining a building permit, on or before May 15, 2003, Landlord reasonably believes that the Tenant Improvements (excluding the Tenant Improvements in the First Floor Space) will be substantially completed on or before August 21, 2003. If the Tenant Improvements have not been Substantially Completed by August 21, 2003, Landlord shall have no liability of any kind whatsoever therefor, and the Commencement Date shall be deferred and determined in accordance with Section 1.5 of this Lease. Notwithstanding the foregoing, if Substantial Completion of the Tenant Improvements is delayed by a Tenant Delay (as defined in Subparagraph 3.3), the Commencement Date shall be the date on which Substantial Completion would have occurred but for the Tenant Delay.
     3.3 Notwithstanding anything to the contrary contained in Section 3.2, and provided that, on or before May 15, 2003, (i) the Final Plans (as defined in the Work Letter) (with all final finishes) for the Tenant Improvements are approved by Landlord and Tenant, and in form complete for the purpose of bidding and obtaining a building permit, and (ii) Tenant has waived, in writing, its termination right set forth in Section 3.5 below, then, if the Tenant Improvements (excluding the Tenant Improvements in the First Floor Space) have not been Substantially Completed by September 21, 2003, as such date shall be extended by the period of any delay caused by Tenant Delay (as hereinafter defined) or a force majeure event (as described in Section 34 below) (such date, as it may be so extended, the “Outside Date”), then Tenant, as its sole and exclusive remedy, shall receive, in addition to the scheduled rent abatement described in Sections 1.3 and 5.4, Tenant shall receive two days of abatement of Base Rent and Tenant’s obligation to pay Tenant’s Proportionate Share in increases in Operating Expenses for each day past the Outside Date that the Premises are not Ready for Occupancy. As used herein, a “Tenant Delay” shall mean any delay in the substantial completion of the Tenant Improvements caused by any act or omission of Tenant or any of its agents, employees or contractors, including, without limitation, Tenant’s failure to timely provide information reasonably requested by Landlord in order to prepare the space plan or construction drawings, Tenant’s failure to timely review and comment upon the proposed space plan or construction drawings, Tenant’s request for changes to the final, approved construction drawings, Tenant’s request for “long lead items” (meaning, items which, due to their unique nature, require long manufacturing or delivery times and are not readily available in a time frame consistent with the construction schedule for the Tenant Improvements; Landlord will advise Tenant of the existence of long lead items at the time of Landlord’s review of the plans or drawings in question), interference by Tenant or its agents, contractors or employees with Landlord’s performance of the Tenant Improvements, and Tenant’s failure on or before May 15, 2003, to waive its termination right set forth in Section 3.5 below.

     3.4 Tenant agrees to accept possession of the Premises when the Tenant Improvements have been Substantially Completed, and the certificate of occupancy, or equivalent evidence allowing Tenant to legally occupy and use the Premises, has been issued, with all Building facilities relating thereto, and all bathrooms, hallways and elevators serving the Premises, in operating order.
     3.5 NOTWITHSTANDING THE FOREGOING, OR ANYTHING TO THE CONTRARY CONTAINED HEREIN, THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THIS LEASE IS SUBJECT TO THE TENANT’S OBTAINMENT OF CERTAIN TAX INCENTIVES RELATING TO THE RELOCATION OF ITS CORPORATE HEADQUARTERS FROM THE COMMONWEALTH OF PENNSYLVANIA TO THE STATE OF FLORIDA. THEREFORE, TENANT SHALL HAVE THE RIGHT TO CANCEL AND VOID THIS LEASE WITHOUT ANY OBLIGATION TO LANDLORD HEREUNDER (EXCEPT THAT TENANT SHALL BE LIABLE TO LANDLORD FOR ITS DESIGN FEES AND ATTORNEY FEES INCURRED IN CONNECTION WITH THIS LEASE, WHICH LIABILITY SHALL SURVIVE SUCH TERMINATION) WITHIN 60 DAYS FOLLOWING FULL EXECUTION OF THIS LEASE IN THE EVENT THE TENANT HAS BEEN UNABLE TO OBTAIN CERTAIN TAX INCENTIVES REQUIRED BY TENANT RELATING TO THE PROPOSED RELOCATION. TENANT SHALL NOTIFY LANDLORD OF ITS INABILITY TO OBTAIN SUCH TAX INCENTIVES AND THE CANCELLATION OF THIS LEASE IN WRITING PRIOR TO THE EXPIRATION OF SAID 60 DAY PERIOD.
     4. Use.
     4.1 Tenant will use and occupy the Premises for the following use or purpose and for no other use or purpose: General Office Purposes consistent with a first-class office building. Notwithstanding anything to the contrary in this Lease, Tenant shall not use or permit any portion of the Premises to be used, for state or federally regulated commercial banking or savings and loan association accepting deposits, making loans or disbursing cash, or for the operation of a retail banking of lending facility, or for the installation of any automatic teller machine.
     4.2 Tenant agrees not to use or permit the use of the Premises, for any purpose which is illegal, or which, in Landlord’s reasonable opinion, creates a nuisance or which would increase the cost of insurance coverage with respect to the Building. Tenant shall procure all operational licenses and permits required for Tenant’s business in the Premises. Landlord represents and warrants that any existing covenants, conditions or restriction of record, including, but not limited to, easements, mortgages and development orders, which are applicable to the Building and the Real Property, will not adversely affect Tenant’s ability to conduct its business at the Premises as permitted under this Lease.
     4.3 Without Landlord’s express specific written consent in its sole and absolute discretion, Tenant shall not use, generate, manufacture, produce, store, release, discharge, or dispose of, on, under or about the Premises or Building or transport to or from the Premises or the Building any Hazardous Material (as defined below) or allow its employees, agents, contractors, licensees, invitees or any other person or entity to do so.
     (a) “Hazardous Materials” shall include, without limitation, (i) those substances included within the definitions of “hazardous substances,” “hazardous materials,” “toxic substances” or “solid waste” under all present and future federal, state and local laws (whether under common law, statute, rule, regulation or otherwise) relating to the protection of human health or the environment, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801, et seq., all as heretofore and hereafter amended, or in any regulations promulgated pursuant to said laws; (ii) such other substances, materials and wastes which are or become regulated under applicable local, state or federal or by the United States government or which are or become classified as hazardous or toxic under federal, state and local laws or regulations; and (iii) any material, waste or substance which contains petroleum, asbestos or polychlorinated biphenyls, is designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act of 1977, 33 U.S.C. Sections 1251, et seq. (33 U.S.C. § 1321) or listed pursuant to Section 307 of the Clean Water Act of 1977 (33 U.S.C. § 1317) or contains any flammable, explosive or radioactive material.
     (b) The foregoing covenant shall not extend to insignificant amounts of substances typically found or used in general office applications so long as (i) such substances are maintained only in such quantities as are reasonably necessary for Tenant’s operations in the Premises, (ii) such substances are used strictly in accordance with the manufacturers’ instructions therefor and all applicable law, (iii) such substances are not disposed of in or about the Premises or the Building in a manner which would constitute a releases or discharge thereof, and (iv) all such substances are removed from the Premises or the Building by Tenant upon the expiration or earlier termination of this Lease. Tenant shall, within thirty (30) days after demand therefor, provide to Landlord a written list identifying any Hazardous Materials then maintained by Tenant in the Premises, the use of each such Hazardous Material so maintained by Tenant together with written certification by Tenant stating, in substance, that neither Tenant nor any person for whom Tenant is responsible has released or discharged any Hazardous Materials in or about the Premises or on the Building.
     (c) Upon any violation of the foregoing covenants and in all events upon expiration of the Term, Tenant shall be obligated, at Tenant’s sole costs, to clean-up and remove from the Building and Premises all Hazardous Materials introduced into the Premises or on the Building by the Tenant or any third party for whom Tenant is responsible. Such clean-up and removal shall include any testing and investigation required by any governmental authorities having jurisdiction and preparation and implementation of any remedial action plan required by any governmental authorities having jurisdiction. All such clean-up and removal activities of Tenant shall, in each instance, be conducted to the satisfaction of Landlord and all governmental authorities having jurisdiction. Landlord shall have a right to enter and inspect the Premises for violations of Tenant’s covenant herein.

     (d) To the extent permitted by then applicable law, Tenant shall protect, indemnify, defend and hold harmless Landlord, the partners of any entity constituting Landlord and the officers, employees, agents, lenders and attorneys of Landlord and Landlord’s partners from and against any all claims, liabilities, losses, actions, costs, and expenses (including attorneys’ fees and costs of defense, whether incurred out of court, at trial, on appeal or in any bankruptcy or administrative proceeding) incurred by such indemnified persons, or any of them, as the result of (i) the introduction in the Premises or onto the Building by Tenant, its employees, agents, licensees, invitees, contractors or any other person or entity for whom Tenant is responsible (collectively, “Tenant’s Agents”) or any Hazardous Material, (ii) the usage by Tenant or Tenant’s Agents of Hazardous Materials in or about the Premises or the Building, (iii) the discharge or release in or about the Premises or the Building by Tenant or Tenant’s Agents of any Hazardous Material, (iv) any injury to or death of persons or damage to or destruction of Building resulting from the use by Tenant or Tenant’s Agents of Hazardous Materials in or about the Premises or the Building, and (v) any failure of Tenant or Tenant’s Agents to observe the foregoing covenants. Payment shall not be a condition precedent to enforcement of the foregoing indemnification provision.
     (e) Upon any violation of any of the foregoing covenants, Landlord shall be entitled to exercise all remedies available to Landlord against the defaulting Tenant, including but not limited to those set forth in Section 24 of this Lease.
     4.4 Landlord represents and warrants that, to Landlord’s actual knowledge, without any further investigation or duty of inquiry, as of the date of this Lease, the Building and Real Property are free from Hazardous Materials or other substances which violate, or are required to be removed or remediated pursuant to, any Federal, state or local statute, rule, regulation or other law governing or protecting the environment. If at any time any removal or remediation of any Hazardous Materials is sought or ordered, or any liability or penalty is sought or imposed, by any person with respect to the Premises, the Common Areas or any other portion of the Building or the Real Property, or by any authority having jurisdiction thereof, on account of the presence of any Hazardous Substance or any migration thereof from the Building or the Real Property, whether based on an alleged violation of applicable environmental standards, actual damage to persons or property resulting therefrom, or otherwise, and provided that the Hazardous Materials in question existed in, on or under the Building or the Real Property as of the Commencement Date or were introduced in, on or under the Building or Real Property by Landlord or its agents, employees or contractors, Landlord shall defend, indemnify and hold harmless Tenant therefrom and against all claims, demands, losses, costs, expenses and liabilities on account of such contamination. This indemnification shall survive and continue after the expiration or termination of this Lease.
     5. Base Rent.
     5.1 Commencing on the Commencement Date, Tenant agrees to pay during the Lease Term, to Landlord, without any set off or deduction whatsoever (except as otherwise expressly provided in this Lease), and as an independent covenant, the Base Rent and all such other sums of money as shall become due hereunder as additional rent, all of which are sometimes herein collectively called “rent”, for the nonpayment of which Landlord shall be entitled to exercise all such rights and remedies as are herein provided in the case of the nonpayment of Base Rent. Notwithstanding anything to the contrary contained in this Lease, Tenant’s obligation to pay rent as to the First Floor Space shall not commence until (i) Landlord has delivered possession of the First Floor Space to Tenant with the Tenant Improvements in the First Floor Space Substantially Completed, and (ii) to the extent applicable, a certificate of occupancy has been issued for the Tenant Improvements in the First Floor Space, or the governmental authority has furnished equivalent evidence that Tenant may legally use and occupy the First Floor Space for its office operation. The annual Base Rent for each calendar year or portion thereof during the Lease Term, together with any estimated adjustment thereto pursuant to Paragraph 6 hereof then in effect, shall be due and payable in advance, without demand or setoff, in twelve (12) equal installments on the first day of each calendar month during the initial term of this Lease and any extensions or renewals thereof, and Tenant hereby agrees to pay such Base Rent and any adjustments thereto to Landlord at Landlord’s address provided in Paragraph 36, Subparagraph 36.12(a) (or such other address as may be designated by Landlord in writing from time to time). If the term of this Lease commences on a day other than the first day of a month or terminates on a day other than the last day of a month, then the installments of Base Rent and any adjustments thereto for such month or months shall be prorated, based on the number of days in such month.
     5.2 All installments of rent not paid when due and payable shall bear interest from the date due until paid at the lesser of the rate of twelve percent (12%) per annum or the maximum lawful rate.
     5.3 Tenant shall also pay with all rentals and other payments due under this Lease an amount equal to all sales, use, excise and other taxes now or hereafter imposed by any lawful authority on all amounts due or required under this Lease and classified as rent by any such authority.
     5.4 Notwithstanding anything to the contrary contained in this Lease, Base Rent and Tenant’s obligation to pay Tenant’s Proportionate Share of increases in Operating Expenses shall be abated for the first four (4) months of the Lease Term and Tenant shall have no obligation to pay such items with respect to such period.
     6. Base Rent Adjustment.
     6.1 Adjustment to Base Rent. Commencing on the second (2) anniversary of the Commencement Date of this Lease, and on each subsequent anniversary of the Commencement Date thereafter throughout the Lease Term, the annual Base Rent payable for the following lease year shall be increased by three percent (3%) of the annual Base Rent for the immediately preceding lease year.
     6.2 Additional Rental — Operating Expenses and Real Estate Taxes.
     (a) Definitions. The following definitions shall apply for purposes of this Section:

     All sums other than Base Rent due from Tenant to Landlord under this Lease shall constitute “Additional Rental.” The term “Operating Expenses” as used herein shall include all direct costs of administration, operation and maintenance of the Building, the Common Areas (including Exterior Common Areas) and other Building appurtenances, as determined in accordance with generally accepted accounting principles, and shall include Landlord’s actual and reasonable costs and expenses (all grossed up to reflect 95% occupancy in the event less than 95% of the Building is occupied by tenants) incurred in connection with the following by way of illustration but not limitation: the cost of labor, materials and services for the operation and maintenance of the Building, the Common Areas and its appurtenances, including but not limited to license, permit and inspection fees; water and sewer charges; garbage and waste disposal; gas, electricity and other utilities (excluding utilities the cost of which is paid separately by tenants); heat, air conditioning and ventilation repairs; elevator service; plumbing service and other normal repairs; janitorial and cleaning service; landscaping; parking garage cleaning, repairs and maintenance; association fees; pest control; maintenance contracts; security services or personnel (if provided to the Building); insurance for fire, extended coverage, general liability, and other insurance which Landlord is required to maintain on the Building and its appurtenances either by the terms of this Lease or by the holder of any mortgage or deed to secure debt encumbering the Building, or which Landlord reasonably deems to be necessary in connection with the ownership and operation of the Building; personnel engaged in onsite management, administration, operation and maintenance of the Building, its common areas and its appurtenances together with payroll taxes and employee benefits applicable thereto; management fees (not to exceed 10% of the gross receipts of collections in the Building); supplies, materials, tools, equipment and general costs associated with onsite management offices, all accrued and based on a calendar year type operation; but excluding costs of tenant improvements, depreciation on the Building and equipment there, costs of capital nature not expressly permitted to be included hereunder, interest, executive salaries, and all costs billed directly to tenants of the Building either by Landlord or a third party. Additionally, Operating Expenses shall not include the following:
     (i) expenses incurred in soliciting or procuring new tenants for space in the Building, and leasing, including but not limited to finders’ fees, brokers’ fees, legal fees and advertising costs;
     (ii) expenses for which Landlord is reimbursed by another source, including, but not limited to, repair or replacement of any items covered by warranty;
     (iii) the costs of any repair, rebuilding or other work necessitated by condemnation, fire, windstorm or other insured casualty or hazard;

     (iv) cost of installing any special facilities such as a cafeteria, health club or similar facilities
     (v) any costs for services rendered by any person or entity related to or affiliated with Landlord which is in excess of commercially reasonable rates for such services; and
     (vi) the cost of any special service rendered to a tenant of the Building which is not rendered generally to other tenants;
     Landlord shall repair and maintain, secure and keep all parts of the Common Areas, including, but not limited to, lobbies, stairs, elevators, corridors and restrooms, the windows of the Building, the parking area, the landscaping and all other Common Areas in good condition and repair, in a clean and sanitary and safe condition, well-lit, and in compliance with all applicable legal requirements and in accordance with standards for a first class office building in the market.
     If for any reason, including imposition of governmental requirements, laws or regulations, Landlord shall make an expenditure, directly or indirectly, which is intended to reduce the energy consumption for the Building and which, by generally accepted accounting principles would be treated as a capital expenditure, the annual Operating Expenses of the Building shall also include, to the extent of savings achieved, the amortization of such capital expenditure based upon a useful life acceptable to the appropriate taxing authority.
     In the event that any local, state or federal government shall, by any legally enforceable legislative, administrative or judicial action, whether by ordinance, act, statue, order, mandate, rule, regulation or otherwise, require during the Term of this Lease any alteration of or improvement to any portion of the Building, excluding the Premises or any premises leased or available to be leased by other tenants of the Building (a “Mandated Alteration”), which, by generally accepted accounting principles would be treated as a capital expenditure, the, provided that such Mandated Alteration is the result of the adoption of a new or changed ordinance, act, statute, order mandate, rule or regulation or interpretation thereof not existing on the Commencement Date of this Lease, the annual Operating Expenses of the Building shall also include the annual amortization of such capital expenditure based upon a useful life of not less than the greater of (i) its useful life (determined in accordance with generally accepted accounting principles), or (ii) five (5) years.
     In the event that Landlord shall pay or incur any extraordinary Operating Expenses at any time during the Term of this Lease that would, in accordance with generally accepted accounting principles, be expenses in the year paid or incurred, but for purposes of assessing Tenant for its proportionate share of increases in Operating Expenses, Landlord elects to amortize such expenses over more than a single year, then the Operating Expense for the year in which such expenses are paid or incurred and for each year thereafter over which such expenses are amortized shall include the amount of such expenses that are amortized during such year; provided however, that in the event that such extraordinary expenses are paid or incurred in the Base Year, the Operating Expenses for the Base Year shall not include either such expenses or the amortized amount of such expenses.
     “Tenant’s Proportionate Share” shall be calculated by dividing the Net Rentable Area of the Premises by the Net Rentable Area of the Building. Tenant’s Proportionate Share shall be 52.58% (provided, however, that Tenant’s Proportionate Share shall be 50% until Tenant’s obligation to pay rent commences as to the First Floor Space, as described in Section 5.1 above) as of the date of this Lease; however, this percentage is subject to change in the event of any change in the Net Rentable Area of the Building, provided that no such adjustment shall increase Tenant’s Proportionate Share without Tenant’s prior consent.
     The term “Taxes” shall include (grossed up to reflect 95% occupancy in the event less than 95% of the building is occupies by tenants) every type of tax, charge or other amount assessed against the Building or upon the Real Property upon which the Building is located, together with any expenses for tax consulting services and legal services in appealing or protesting such taxes. The term Taxes shall not include any income taxes, capital stock, inheritance, estate, gift or any other taxes imposed upon or measured by Landlord’s gross income or profits, including gross receipts taxes, unless the same shall be imposed in lieu of real estate taxes or other ad valorem taxes.
     The “Base Year” shall be calendar year 2003. The term “Comparison Year” shall be each calendar year of the Term after the Base Year.
     (b) Reimbursement of Operating Expenses and Taxes. If in any Comparison Year, the Operating Expenses paid or incurred for such year shall exceed the Operating Expenses paid or incurred in the Base Year, and/or the Taxes paid or incurred for such year shall exceed the Taxes paid or incurred in the Base year, Tenant shall pay as Additional Rental for each Comparison Year, Tenant’s Proportionate Share of such excess as and when specified below.
     (c) Estimates of Operating Expenses and Taxes. Prior to the actual determination of the Operating Expenses and Taxes for the Comparison Year, Landlord may, if it so elects and at any time or from time to time during such Comparison Year, estimate the amount of such Operating Expenses and Taxes that will be paid or incurred in such year. If, in the estimation of Landlord, the Operating Expenses for the Comparison Year will exceed the Operating Expenses for the Base Year, and/or the Taxes for the Comparison Year will exceed the Taxes for the Base Year, Landlord may give Tenant written notice of the amount of such estimated excess and the amount of such excess that will be due each month from Tenant. In such event, Tenant shall, subsequent to receipt of such written notice, pay monthly Tenant’s Proportionate Share of such excess at the same time and in the same manner as Base Rental is due from Tenant hereunder.
     (d) Annual Reconciliation. Within ninety (90) days after the end of each calendar year or as soon after such ninety (90) day period as practicable, Landlord will deliver to Tenant a statement of amounts payable under Section 6.2 (c) for such calendar year prepared and certified by Landlord (“Landlord’s Statement”). Landlord’s Statement will be final and binding upon Landlord and Tenant unless Tenant objects to it in writing to Landlord within sixty (60) days after it is given to Tenant and it is subsequently determined that Landlord made a material error. Landlord’s Statement shall set forth, in reasonable detail, the total amount of Operating Expenses (broken down by cost categories) during the applicable period. Within ten (10) days after receipt of Tenant’s request therefor, Landlord shall provide to Tenant the method of calculating Tenant’s Proportionate Share of Operating Expenses and Taxes. If the total amount Tenant actually paid for estimated increases in Operating Expenses and Taxes is less than Tenant’s Proportionate Share of the actual increase as shown on Landlord’s Statement, Tenant shall pay to Landlord as Additional Rental in one lump sum the difference between the total amount actually paid by Tenant for such Comparison Year and the amount Tenant should have paid pursuant to subparagraph (b) above; this lump sum payment shall be made within thirty (30) days of Tenant’s receipt of Landlord’s statement therefor; or if the total amount Tenant actually paid for estimated increases in Operating Expenses and Taxes is more than Tenant’s Proportionate Share of the actual increase, then Landlord shall remit the excess to Tenant within thirty (30) days of the making of such determination or, at Landlord’s election, credit such amount against the next monthly installment of Base Rental.
     (e) Prorations. If the Commencement Date is other than January 1 or if the Expiration Date is other than December 31, Tenant’s Proportionate Share of any increase in Operating Expenses and Taxes for such year shall be prorated based upon the actual number of days in the month. Even if the Term has expired, and Tenant has vacated the Premises when the final determination is made of Tenant’s Proportionate Share of Operating Expenses and Taxes for the year in which this Lease expires, Tenant shall pay any increase due over the estimated amount paid and conversely any overpayment made shall be rebated by Landlord to Tenant, all as specified above.
     (f) Audit. Tenant shall have the right to have Landlord’s books and records pertaining to Operating Expenses for the Base Year of any Comparison Year during the Term of this Lease reviewed, copied and audited (“Tenant’s Audit”) provided that (i) such right shall not be exercised more than once during any calendar year; (ii) if Tenant elects to conduct Tenant’s audit, Tenant shall provide Landlord with written notice thereof no later than forty-five (45) days following Tenant’s receipt of Landlord’s statement of Operating Expenses for the year to which Tenant’s Audit will apply; (iii) Tenant shall have no right to conduct Tenant’s Audit if Tenant is, either at the time Tenant forwards Landlord written notice that Tenant’s Audit will be conducted or at any time during Tenant’s Audit, then in default under this Lease; (iv) conducting Tenant’s

Audit shall not relieve Tenant from the obligation to pay Tenant’s Proportionate Share of Operating Expenses, as billed by Landlord, pending the outcome of such audit; (v) Tenant’s right to conduct such audit for any calendar year shall expire ninety (90) days following Tenant’s receipt of Landlord’s statement of Operating Expenses for such year, and if Landlord has not received written notice of such audit within such ninety (90) day period, Tenant shall have waived its right to conduct Tenant’s Audit for such calendar year; (vi) Tenant’s Audit shall be conducted by a Certified Public Accountant; (vii) Tenant’s Audit shall be conducted at Landlord’s office where the records of the year in question are maintained by Landlord, during Landlord’s normal business hours; and (viii) Tenant’s Audit shall be conducted at Tenant’s sole cost and expense, unless such audit demonstrates to Landlord’s reasonable satisfaction that Landlord has overstated the Operating Expenses for the year audited by more than three percent (3%), in which case Landlord shall reimburse Tenant for any overpayment of Tenant’s Proportionate Share of such Operating Expenses, as well as Tenant’s actual reasonable costs incurred in conducting Tenant’s Audit, within thirty (30) days of Landlord’s receipt of documentation reasonably acceptable to Landlord reflecting the amount of such overpayment and cost of Tenant’s Audit.
7. Services to be Furnished by Landlord.
7.1 Landlord agrees to furnish Tenant the following defined services:
     (a) Hot and cold water at those points of supply provided for general use of other tenants in the Building.
     (b) Central heat, ventilation and air conditioning (“HVAC”) at such temperatures and in such amounts as are required to satisfy the following specifications: (i) during Spring and Summer months, interior temperatures ranging from 68-76 degrees fahrenheit, with relative humidity between 40-60%, and (ii) during Fall and Winter months, interior temperatures ranging from 68-72 degrees fahrenheit, with relative humidity between 40-60%, HVAC services at times other than “Normal Building Hours” shall be furnished only upon the request of Tenant on the day such usage is required. Tenant shall bear the entire cost of such additional services as such cost is determined by Landlord periodically.
     (c) Routine maintenance and electric lighting service for all Common Areas and Service Areas of the Building in the manner and to the extent deemed by Landlord to be standard.
     (d) Janitorial service, five days per week, exclusive of normal business holidays and high dusting at least four (4) times each month. If, however, Tenant’s floor covering or other improvements require special treatment, Tenant shall pay the additional cleaning cost attributable thereto as additional rent upon presentation of a statement therefor by Landlord or a representative of Landlord.

     (e) Subject to the provisions of Paragraph 12, facilities to provide all electrical current required by Tenant in its use and occupancy of the Premises.
     (f) All Building Grade fluorescent bulb replacement in the Premises and fluorescent and incandescent bulb replacement in the Common Areas and Service Areas.
     (g) Access to the Building during Normal Building Hours; provided that Tenant shall have access to the Building and Premises on a 24 hours per day, 7 days per week basis, subject to Landlord’s reasonable security regulations and requirements. Landlord, however, shall have no liability to Tenant, its employees, agents, invitees, licensees for losses due to theft or burglary, or for damages done by unauthorized persons on the Premises and neither shall Landlord be required to insure against any such losses. Tenant shall cooperate fully in Landlord’s efforts to maintain security in the Building and shall follow all regulations promulgated by Landlord with respect thereto.
     7.2 The failure by Landlord to any extent to furnish, or the interruption or termination of, the defined services in whole or in part, resulting from causes beyond the reasonable control of Landlord shall not render Landlord liable in any respect nor be construed as an eviction (constructive or otherwise) of Tenant, nor work an abatement of rent, nor relieve Tenant from obligation to fulfill any covenant or agreement of this Lease.
     7.3 Should any of the equipment or machinery used in the provision of defined services for any cause cease to function properly, Tenant shall have no claim for offset or abatement of rent or damages on account of an interruption in service occasioned thereby or resulting therefrom. Notwithstanding the foregoing, if Building services to be provided by Landlord to Tenant pursuant to the Lease are interrupted as a result of Landlord’s negligence or Landlord’s default under this Lease, and such interruption continues for more than three (3) business days after Tenant gives Landlord written notice of such interruption; and if such interruption renders all or a portion of the Premises untenantable, and if the restoration of such services is within the reasonable control of Landlord, then Base Rent and Tenant’s obligation to pay Tenant’s Proportionate Share of Operating Expenses shall abate beginning on the fourth (4th) business day of such interruption and continuing until such services are restored. Such abatement shall be in a proportion corresponding to the proportion of the Premises so rendered untenantable.
     7.4 Except as otherwise expressly provided herein, Landlord shall not be required to make any repairs to the Premises.
     7.5 (a) Notwithstanding any provision in this Lease to the contrary, no services shall be rendered to Tenant under this Lease if, in Landlord’s opinion, such service would, within the meaning of the United States Treasury Income Tax Regulation Section 1.512(b)-l (c)(5), be rendered to Tenant primarily for its convenience and would be other than a service that is usually or customarily rendered to lessees in first class office buildings in Maitland, Florida (a “Special Service”). If Tenant shall desire any Special Service, Tenant may (subject to Landlord approval) obtain the same from Landlord’s independent contractor if the same is available therefrom. Tenant shall negotiate for such Special Service directly with such independent contractor, and shall separately compensate the independent contractor (at rates to be mutually agreed upon by Tenant and such independent contractor) for any Special Services the independent contractor renders to Tenant. Any Special Services rendered to Tenant by the independent contractor shall be rendered by the independent contractor for its own account and at its sole cost and expense. Landlord acknowledges that (except as provided in Paragraph 7.1 (d) hereof with respect to extra janitorial services) the services contemplated to be provided by Landlord pursuant to Section 7.1 hereof are not Special Services.
     (b) Any service, other than a Special Service, required to be rendered to Tenant by Landlord hereunder shall be rendered on behalf of Landlord by Landlord’s independent contractor, unless Landlord elects to render such services directly to Tenant, provided that such delegation shall not relieve Landlord of its obligations under this Lease,
     8. Improvements to be Made by Landlord. Except as otherwise provided in the Work Letter, all installations and improvements now or hereafter placed on the Premises at Tenant’s request or direction, other than Base Building Improvements shall be for Tenant’s account and at Tenant’s cost (and Tenant shall pay ad valorem taxes and assessments and increased insurance thereon or attributable thereto),
     9. Graphics.
     9.1 Landlord shall provide and install, at Landlord’s cost, all letters or numerals at the entryway .to the Premises. All such letters and numerals shall be in the standard graphics for the Building and no others shall be used or permitted on the Premises without Landlord’s prior written consent.
     9.2 Signage, wall coverings, graphics, or furniture that will be visible from the exterior entryways must first be approved, in writing, by Landlord, which approval shall not be unreasonably withheld or delayed.
     9.3 Notwithstanding anything to the contrary contained herein, Tenant shall be entitled to have a sign identifying Tenant on the Maitland Boulevard side of the Building provided, the form, size, graphics, location and all other aspects of such sign shall be subject to Landlord’s approval (which shall not be unreasonably withheld, delayed or conditioned) and shall comply with all codes, ordinances and other legal requirements of the City of Maitland. Additionally, Landlord and Tenant agree that Tenant shall be entitled to exterior monument, lobby directory, and entry signage utilizing the standard graphics applicable to the Building, which signage shall not be less than the maximum signage available to any other tenant at the Real Property. All signage installed pursuant to this Section 9.3 shall be at Tenant’s cost.
     9.4 Tenant may apply the Allowance (as described in Section 4.5 of the Work Letter) to pay any or all of the signage costs for which Tenant is liable under this Section 9.
     10. Care of the Premises and Building.
     10.1 Landlord shall, at its cost and expense (subject to inclusion as Operating Expenses, to the extent permitted under Section 6.2 above), keep the roof, foundation, outer walls, buried conduits and structural components of the Premises and Building and the equipment used to provide the services referenced in paragraph 7 above in good condition and repair consistent with standards of comparable first class buildings in the market; provided, however, if any of the repairs to the Premises or the Building for which Landlord is responsible should be required as a result of the acts of Tenant or Tenant’s agent, employees, invitees, visitors or contractors, then Tenant shall pay all reasonable expenses incurred by Landlord in making such repairs.
     10.2 Tenant, at its sole cost and expense, except for the repairs required to be made by Landlord pursuant to the terms of this Lease, shall maintain the Premises in good order, condition and repair and shall also keep the Premises in a clean and sanitary and safe condition. Tenant shall not commit or allow any waste to be committed to any portion of the Premises, and at the termination of this Lease Tenant shall deliver the Premises to Landlord in as good condition as existed when the Premises was initially delivered by Landlord to Tenant, ordinary wear and use, and damage by fire or other casualty, excepted.
     10.3 All repairs by Tenant shall be effected in compliance with all applicable laws; provided, however, if Tenant fails to make such repairs or replacements promptly, Landlord may, at its option, after ten (10) days prior notice to Tenant and Tenant’s failure to commence diligently making such repairs within such ten (10) day period, make repairs or replacements required to effectuate such compliance with laws, and Tenant shall pay the cost thereof to the Landlord within ten (10) days of Landlord’s demand therefor accompanied by documentation substantiating such cost, as additional rent.
     11. Alterations by Tenant.
     11.1 Tenant shall not make or allow to be made any alterations or improvements to the Premises, install any vending machines on the Premises, or place signs on the Premises which are visible from outside the Premises, without first obtaining the prior written consent of Landlord in each such instance, which consent may be given in such reasonable conditions as Landlord may elect. Should Landlord consent to any such alterations or improvements, Tenant shall cause all such alterations and improvements to be done in compliance with all applicable laws.
     11.2 Any and all alterations to the Premises shall become the property of Landlord upon termination of this Lease (except for movable equipment or furniture owned by Tenant). Landlord may, nonetheless, at the time of approving plans for, or granting consent to, Tenant’s installation of fixtures, equipment or improvements, notify Tenant that it will be required to remove such fixtures, equipment and other improvements installed on the Premises and restore the Premises to Building Grade. If Landlord so requires, and Tenant fails to remove such improvements, Landlord may remove such improvements at Tenant’s cost, and Tenant shall pay Landlord on demand the cost of restoring the Premises to Building Standard. All personal property of Tenant, including but not limited to, its furniture, trade fixtures, furnishings and equipment, shall be removed by Tenant upon termination of this Lease.

     12. Use of Electrical Services by Tenant
     12.1 Tenant’s electrical equipment shall be restricted to that equipment which individually does not require voltage other than 120 volts, single phase; or 208 volts, 3-phase. Tenant’s lighting shall not have a design load greater than 2 watts per square foot of Net Usable Area in the Premises. Cumulatively, Tenant’s equipment and lighting shall not have an electrical design load greater than an average of 5 watts per square foot of Net Usable Area in the Premises. Landlord acknowledges and agrees that Tenant shall have its computer data storage center (the “Data Center”) within the Premises. If, in Landlord’s reasonable judgment, the Data Center causes the Building electrical design load to be exceeded, or otherwise adversely affects the temperature or air quality otherwise maintained by the heating, ventilating and air conditioning (“HVAC”) system in the Premises, Landlord may require Tenant, at Tenant’s sole cost, to install a supplementary HVAC system to service the Data Center and a separate meter to measure the Data Center electrical use, and Tenant would then separately pay the cost of such metered usage. Tenant would then be responsible for the maintenance of such supplemental HVAC system. If Tenant disagrees that the Data Center is causing the electrical design load to be exceeded, Landlord and Tenant shall mutually select an independent electrical engineer to determine if the design load is being exceeded and the causes therefor, and to recommend an equitable solution. The fee charged by such independent engineer shall be shared equally by the parties, unless said engineer determines that Landlord’s judgment was materially in error. Tenant shall have the right to install the Data Center and a supplemental HVAC. Tenant shall have the right, upon expiration of the Lease Term, to remove the Data Center and supplemental HVAC if Tenant paid the costs of acquiring and installing such items (outside of the Allowance); otherwise, such items shall remain the property of Landlord.
     12.2 If Tenant requests that electrical services exceed the design loads as per Paragraph 12, Subparagraph 12.1, Landlord may refuse to consent (which consent shall not be unreasonably withheld) to usage or may consent with written approval, that such equipment may remain in the Premises subject to the following:
     (a) Tenant shall pay for all costs of installation and maintenance of transformers, submeters, wiring, air conditioning and other items required by Landlord, at Landlord’s discretion, to accommodate Tenant’s excess design loads and capacities.
     (b) Tenant shall pay to Landlord, upon demand, the cost of the excess demand and consumption of electrical service at rates determined by Landlord which shall be in accordance with any applicable laws.
     (c) Landlord may, at its option, upon not less than thirty (30) days’ prior written notice to Tenant, discontinue the availability of such extraordinary utility service. If Landlord gives any such notice, Tenant may contract directly with the public utility for the supplying of such utility service to the Premises.
     12.3 If Tenant’s consumption of electrical services exceeds the rated design loads as per Paragraph 12, Subparagraph 12.1, then Landlord may require that Tenant comply with the provisions of Subparagraphs 12.2(a) and (b) above.

     13. Parking. As long as Tenant is not in default under this Lease beyond any applicable cure period, Landlord will provide Tenant during the Term with unassigned, nonexclusive parking spaces in an amount equal to 4.25 spaces per 1,000 square feet of the Net Rentable Area of the Premises within the parking areas surrounding the Building, as shown on the Site Plan. The spaces provided to Tenant within such ratio shall include ten (10) exclusive spaces, reserved for Tenant’s use, in the location shown on the Site Plan which spaces shall be marked “Reserved”. Such parking spaces may be used only by principals, employees, guests and invitees of Tenant. Landlord reserves the right to alter the methods used to control parking and the right to establish such controls and reasonable rules and regulations (such as parking stickers to be affixed to vehicles) regarding parking that Landlord may deem desirable. Without liability, Landlord will have the right to tow or otherwise remove vehicles improperly parked, blocking ingress or egress lanes, or violating parking rules, at the expense of the offending tenant and/or owner of the vehicle. Landlord further reserves the right to reduce the number of spaces in the Building parking area and/or change access thereto, provided that some manner of reasonable access to the Building parking area remains after such change, and such changes do not affect the number of parking spaces granted to Tenant under this Lease or result in less than 4.25 spaces per 1,000 square feet of the Net Rentable Area of the Premises being provided to Tenant within the locations shown on the Site Plan.
     14. Laws, Regulations and Rules.
     14.1 In the use of the Premises and the operation of Tenant’s business at the Premises, Tenant shall comply with all applicable laws, ordinances, rules and regulations of any governmental entity, agency or authority having jurisdiction of the Premises or Tenant’s use of the Premises.
     14.2 Tenant shall comply with such reasonable Building Rules and Regulations adopted and amended by Landlord from time to time, the current Building Rules and Regulations being attached hereto as Exhibit “D”, and will cause all of its customers, licensees, invitees, agents and employees to do so. All changes to such rules will be furnished by Landlord to Tenant in writing and may not be enforced against Tenant unless and until Tenant has notice of same. Landlord shall not discriminate against Tenant in the enforcement of Building Rules and Regulations.
     15. Entry by Landlord. Tenant shall permit Landlord or its agents or representatives to enter into and upon any part of the Premises at all reasonable hours (and in emergencies at all times), upon reasonable notice (except in the case of emergencies) to inspect the condition, occupancy or use of the Premises; to show the Premises to prospective purchasers, mortgagees, tenants or insurers; or to clean or make repairs, alterations or additions to the Premises. Tenant shall not be entitled to abatement or reduction of rent by reason of this right of entry.
     16. Assignment and Subletting.
     16.1 Tenant shall not voluntarily or by operation of law assign, license, franchise, transfer, mortgage, hypothecate, pledge, or otherwise encumber (collectively “Transfer”) all or any part of this Lease or any interest therein, and shall not sublet, franchise, change ownership or license (also included as a “Transfer”) all or any part of the Premises, without first obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. Any attempted Transfer without such consent being first had and obtained shall be wholly void and shall confer no rights upon any third parties. Without in any way limiting Landlord’s right to reasonably refuse to give such consent, Landlord hereby reserves the right to give such consent if in Landlord’s reasonable discretion (i) the quality of the business operation conducted on the Premises is or may in any way be adversely affected during the Term of the Lease by such proposed Transfer, (ii) the financial net worth of a proposed new tenant is less than that of Tenant, (iii) the proposed new tenant is a governmental agency or instrumentality thereof, or (iv) the proposed Transfer would cause a violation of another lease for space in the Building or would give an occupant of the Building a right to cancel its lease. Furthermore, Landlord hereby reserves the right to condition Landlord’s consent to any Transfer upon Landlord’s receipt from Tenant of a written agreement, in form and substance acceptable to Landlord, pursuant to which Tenant shall pay over to Landlord all rent or other consideration received by Tenant from any such subtenant or assignee, either initially or over the term of the assignment or sublease, in excess of the Rent called for hereunder, or, in case of the sublease of a portion of the Premises, in excess of such rent fairly allocable to such portion, after appropriate adjustments to assure that all other payments called for hereunder are taken into account, and after deducting from such excess Tenant’s reasonable costs incurred in connection with any such assignment or subleasing (the “Transfer Premium”). Consent by Landlord to any Transfer of the Premises or any interest therein shall not be waiver of Landlord’s rights under this Paragraph 16 as to any subsequent transfer.
     16.2 In the event that Tenant desires at any time to Transfer the Premises or any portion thereof, Tenant shall submit to Landlord at least thirty (30) days prior to the proposed effective date of the Transfer (“Proposed Effective Date”), in writing: (a) a request for permission to transfer, setting forth the Proposed Effective Date, which shall be no less than forty-five (45) days after the sending of such notice; (b) the name of the proposed subtenant or assignee or other party; (c) the nature of the business to be carried in the Premises after the Transfer; (d) the terms and provisions of the proposed Transfer; (e) a copy of all existing executed and/or proposed documentation pertaining to the Transfer; and (i) current financial statements (audited, if available) of Tenant and the proposed subtenant or assignee; and such additional information that Landlord may reasonably request in order to make a reasoned judgment.
     16.3 If Tenant proposes to assign this Lease, Landlord may, at its option, exercisable upon written notice to Tenant within twenty (20) days after receipt of the notice from Tenant set forth in Paragraph 16.2 above, elect to recapture the Premises and terminate this Lease. If Tenant proposes to sublease all or part of the Premises, Landlord may, at its option exercisable upon written notice to Tenant, within thirty (30) days after receipt of the notice from Tenant set forth in Paragraph 16.2 above, elect to recapture such portion of the Premises as Tenant proposes to sublease and, upon such election by Landlord, this Lease shall terminate as to the portion of Premises recaptured. In the event a portion only of the Premises is recaptured the Basic Rent under this Lease and Tenant’s Pro Rata Share shall be proportionately reduced. If Landlord does not elect to recapture pursuant to this Paragraph 16.3, Tenant may thereafter enter into a valid assignment or sublease with respect to the Premises provided Landlord, pursuant to this

Paragraph 16, consents thereto, and provided further that (a) such assignment or sublease is executed within ninety (90) days after notification to Landlord of such proposal, and (b) the rental therefrom is not more than that stated in such notification.
     16.4 If this Lease is assigned, or if the Premises or any part thereof is sublet or occupied by anybody other than Tenant, Landlord may collect rent from the assignee, subtenant or occupant and apply the net amount collected to the rent herein reserved and retain any excess rent so collected, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of Tenant’s covenant set forth in the first sentence of paragraph 16.1 above, nor shall such assignment, subletting, occupancy or collection be deemed an acceptance by Landlord of the assignee, subtenant or occupant as tenant, or a release of Tenant or any guarantor from the further performance by Tenant of covenants on the part of Tenant herein contained, or affect the continuing primary liability of Tenant hereunder (which, following any assignment, shall be joint and several with the assignee). If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, and (iv) Tenant shall furnish upon Landlord’s request a complete statement, certified by an independent certified public accountant, or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer. Landlord or its authorized representatives shall have the right at all times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall within thirty (30) days after demand, pay the deficiency, and if understated by more than two percent (2%), Tenant shall pay Landlord’s costs of such audit.
     16.5 Notwithstanding any assignment or sublease, or any indulgences, waivers or extensions of time granted by Landlord to assignee or sublessee, or any failure by Landlord to take action against any assignee or sublessee, as a condition to Landlord taking recourse against Tenant, Landlord shall provide Tenant with notice of any default of any assignee or sublessee and agrees that Tenant shall have the option to cure such default within the cure period provided in this Lease prior to Landlord proceeding against Tenant, which Landlord shall have the right to do without having taken action against or joined such assignee or sublessee, except that Tenant shall have the benefit of any indulgences, waivers and extensions of time granted to any such assignee or sublessee.
     16.6 If Tenant herein under is a corporation, an unincorporated association, a limited liability company or a partnership, the transfer, merger, assignment or hypothecation of any stock or interest in such corporation, association, company or partnership in the aggregate in excess of fifty percent (50%) shall be deemed an assignment within the meaning and provisions of this paragraph 16; provided, however, that: (a) an assignment of any such stock or interest with respect to a corporation or partnership whose shares or partnership interests are publicly traded, (b) an assignment or sublease to any corporation which controls, is controlled by or is under common control with Tenant, or (c) an assignment or sublease by a shareholder or member to his spouse or children, are all excepted form the foregoing provision.

     16.7 In the event that Tenant files any type of petition in bankruptcy or has such petition filed against it, and Landlord cannot elect to terminate this Lease pursuant to law, and in the event that the trustee or receiver appointed by the bankruptcy court assumes or adopts this Lease and fails or refuses to give Landlord adequate assurance of compliance with this Lease pursuant to law, then Landlord shall have the right to terminate this Lease within thirty (30) days after gaining knowledge of such failure to give such adequate assurances, or within (30) days after receipt of written notice from said trustee or receiver of refusal to give such adequate assurances, whichever is earlier.
     16.8 Landlord may make reasonable charges to Tenant for any reasonable attorneys’ fees or expenses incident to any documentation relating to any proposed Transfer by Tenant.
     16.9 Landlord’s right to assign its interest under this Lease shall in all events remain unqualified and unrestricted.
     16.10 Notwithstanding any other provision in this Section 16, Tenant shall have the right, upon thirty (30) days prior notice to Landlord, to assign its interest in this Lease, or sublease all or a portion of the Premises, to any entity which controls Tenant, which is controlled by Tenant or under common control with Tenant (any such entity, a “Tenant Affiliate), provided that Tenant shall deliver to Landlord, within five (5) business days after the date of such assignment or subletting, an executed copy of the assignment or sublease wherein such Tenant Affiliate assumes the obligations of Tenant under this Lease (other than, in the case of a sublease, the payment of rent due hereunder), and agrees to be bound by the terms, conditions and covenants of this Lease. No such assignment or subletting shall relieve Tenant from liability for the payment of rent or other sums herein provided or from the obligation to keep and be bound by the terms, conditions and covenants of this Lease.
     16.11 Tenant shall have the right to assign this Lease or to sublet the Premises to any corporation into which Tenant may merge or to any corporation arising out of a consolidation of Tenant with another corporation or to a corporation or other entity acquiring; (i) all or substantially all the assets of Tenant; or (ii) all of the issued and outstanding voting stock of Tenant (any of the preceding, an “Acquiring Entity”). Such right to assign this Lease or to sublet the Premises to an Acquiring Entity shall be expressly conditioned upon Tenant delivering to Landlord, within five (5) business days after the date of such assignment or subletting, an executed copy of the assignment or sublease in a form reasonably acceptable to Landlord wherein the Acquiring Entity assumes the agreements, obligations and covenants set forth in this Lease to be observed and performed by Tenant and agrees to be bound by the terms, conditions and covenants of this Lease. Any such assignment or subletting shall not relieve Tenant from liability for the payment of rent or other sums herein provided or from the obligation to keep and be bound by the terms, conditions and covenants of this Lease.
     17. Covenants Against Liens. Landlord’s interest in the Premises shall not be subject to liens for improvements made by Tenant, and Tenant shall have no power or authority to create any present estate, reversion or other estate of Landlord in the Premises herein demised or on the Building or other improvements thereon as a result of improvements made by Tenant or for any other cause or reason. All materialmen, contractors, artisans, mechanics and laborers and other persons contracting with Tenant with respect to the Premises or any part thereof, are hereby charged with notice that such liens are expressly prohibited and that they must look solely to Tenant to secure payment for any work done or material furnished for improvements by Tenant or for any other purpose during the term of this Lease. Tenant shall indemnify Landlord against such loss or expenses incurred as a result of the assertion of any such lien, and Tenant covenants and agrees to discharge such lien, bond off the lien in accordance with Florida law, or insure over such lien to Landlord’s satisfaction, within ten (10) business days of the assertion of any such lien or claim of lien. If Tenant fails to discharge, bond off or insure over any such liens within the time period allowed, Landlord may do so in Tenant’s behalf and Tenant shall agree to reimburse Landlord for any associated costs including attorney fees. Tenant shall advise all persons furnishing designs, labor, materials or services to the premises in connection with Tenant’s improvements thereof of the provisions of this Paragraph.
     18. Property Insurance.
     18.1 Landlord shall maintain and pay for fire and extended coverage insurance on the Building and the Premises in such amounts as Landlord’s mortgagees shall require (but in no event less than full replacement cost), or as Landlord shall deem appropriate for the Building. Payments for losses thereunder shall be made solely to Landlord or the mortgagees of Landlord as their interests shall appear.
     18.2 Tenant shall maintain, at its expense, in an amount equal to full replacement cost, fire and extended coverage insurance from a company qualified to do business in the State of Florida and acceptable to Landlord, on all of its personal property, including removable trade fixtures, located in the Premises and in such additional amounts as are required to meet Tenant’s obligations pursuant to Section 21 hereof.
     18.3 Tenant shall, at Landlord’s request from time to time, provide Landlord with current certificates of insurance evidencing Tenant’s compliance with this Section 18 and Section 19.
     18.4 Tenant shall obtain the agreement of Tenant’s insurers to notify Landlord at least thirty (30) days prior to cancellation or expiration of any such insurance coverage required of Tenant.
     18.5 Landlord and Tenant intend that their respective Building loss risks shall be borne by reasonable insurance carriers to the extent above provided, and therefore, notwithstanding any provision contained in this Lease to the contrary (including but not limited to any liability provision contained in this Lease, (i) Landlord hereby releases Tenant from any liability for damage or destruction to the Premises or any other portion of the Building or Real Property, and Landlord hereby waives any and all claims and right of recovery against Tenant for damage or loss caused by or resulting from fire or other perils, to the extent that any such claims for damages or losses are or would be covered by any property insurance policies which Landlord does or is required to maintain hereunder, without regard to deductible amounts, and (ii) Tenant hereby releases Landlord from any liability for damage or destruction to the Premises, or Tenant’s trade fixtures or other personal property, and Tenant hereby waives any and all claims and right of recovery against Landlord for damage or loss caused by or resulting from fire or other perils, to the extent that any such claim for damages or losses are or would be covered by any property insurance policies which Tenant does or is required to maintain hereunder without regard to deductible amounts. Landlord and Tenant shall each look to their respective insurance coverage for recovery of any insured property damage. Each of Landlord and Tenant shall cause any property insurance policies which it maintains to contain a provision whereby the insurer waives any (i) rights of subrogation and (ii) rights of recover against the other party. Both Landlord and Tenant agree to give each insurance company which has issued to its policies of property insurance written notice of the terms of said mutual waivers and to cause said insurance policies to be properly endorsed, if necessary, to prevent the invalidation thereof by reason of said waivers and shall furnish to the other party a certificate of insurance or other written evidence of such endorsement or that such endorsement is not required.
     19. Liability Insurance.
     19.1 Tenant and Landlord shall each maintain a policy or policies of commercial general liability insurance with respect to their activities in and around the Building and in and around the Real Property, with the premiums thereon fully paid for on or before due date, issued by and binding upon an insurance company approved by Landlord, such insurance to afford minimum protection of not less than $2,000,000 combined single limit coverage for bodily injury, property damage or combination thereof. Tenant’s liability insurance shall name Landlord as an additional insured.
     19.2 Landlord shall not be required to maintain insurance against thefts within the Premises, the Building or any project within which the Building is located.
     19.3 Throughout the period of its ownership of the Building, Landlord shall maintain commercial general liability insurance with coverages, and in amounts, required by Landlord’s lender, or in the absence of such a lender, as Landlord deems prudent, consistent with practices of owners of comparable buildings in the market.
     20. Assumption of Risk.
     20.1 Except for personal injury caused by the negligence of Landlord or its agents, Landlord shall not be liable to Tenant or Tenant’s customers, licensees, invitees, agents, guests or employees for any injury or damages to its, his or their persons or Building by any cause whatsoever, including, but not limited to acts or omissions of any other tenant in the Building, construction defects, water, rain, sleet, fire, storms, negligence and accidents, breakage, stoppage, or leaks of gas, water, heating, sewer pipes, boilers, wiring or plumbing or any other defect in, on or about the Premises.
     20.2 Except and to the extent caused by the negligence or willful misconduct of Landlord or its agents, Tenant shall indemnify, protect, and hold Landlord and its partners, subpartners, and their respective officers, agents, servants, employees, and independent contractors, and each of their respective successors and assigns (collectively, the “Indemnified Parties) harmless from, and defend the Indemnified Parties against, (1) any and all claims or liability for any injury or damage to any person or property whatsoever occurring in, on or about the Premises or any part thereof; (2) any and all claims or liability for any personal injury occurring in, on or about the Common Areas when such injury is caused in part or in whole by the act, neglect, fault or omission of any duty with respect to the same by Tenant, or Tenant’s agents, contractors, employees or invitees; (3) any and all claims arising from any breach or default in the performance of any obligation on Tenant’s part to be performed under the provisions of this Lease, or arising from any act or negligence of Tenant, or any of Tenant’s agents, contractors or employees; and (4) all costs, attorneys’ fees, expenses and liabilities incurred in the defense of any such claim or any action or proceeding brought thereon. In case any action or proceeding be brought against the Indemnified Parties by reason of any such claim, Tenant, upon notice from Landlord, shall defend the same at Tenant’s expense by counsel reasonably satisfactory to Landlord. Tenant, as a material part of the consideration to Landlord, hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises from any cause, other than the negligence or misconduct of Landlord or Landlord’s agents, and Tenant hereby waives all claims in respect thereof against the Indemnified Parties. Landlord shall not be liable for any damages arising from any act or neglect of any other tenant in the Building. The provisions of this Paragraph 20.2 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such expiration or termination.
     20.3 Except in connection with the negligence or willful misconduct of Tenant or Tenant’s agents, Landlord shall indemnify, protect and hold Tenant and its respective officers, agents, servants, employees and independent contractors, and each of their respective successors and assigns (collectively, the “Tenant Indemnified Parties”) harmless from, and defend Tenant Indemnified Parties against, (1) any and all claims arising from any breach or default in the performance of any obligation on Landlord’s part to be performed under the provisions of this Lease, or arising from any act or negligence of Landlord or its agents; and (2) all costs, attorneys’ fees, expenses and liabilities incurred in the defense of any such claim or any action or proceeding brought thereon. In case any action or proceeding be brought against the Tenant Indemnified Parties by reason of any such claim, Landlord, upon notice from Tenant, shall defend the same at Landlord’s expense by counsel reasonably satisfactory to Tenant. The provisions of this paragraph 20.3 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such expiration or termination.
     20.4 It is the agreement and understanding of the parties that the indemnifications set forth in Sections 20.2 and 20.3 do not apply to property damage sustained by the Indemnified Parties (under Section 20.2) or the Tenant Indemnified Parties (under Section 20.3), and that such parties shall look to their respective property damage insurance policies with respect to such property damage.
     21. Casualty Damage.
     21.1 If the Premises or any part thereof shall be damaged by fire or other casualty, Tenant shall give prompt written notice thereof to Landlord.

     21.2 If the Building shall be so damaged that substantial alteration or reconstruction of the Building shall, in Landlord’s sole opinion, be required (whether or not the Premises shall have been damaged by such casualty) or in the event any mortgagee of Landlord should require that the insurance proceeds payable as a result of a casualty be applied to the payment of the mortgage debt or in the event of any material uninsured loss to the Building (notwithstanding Landlord carrying full replacement cost insurance as required under the terms of this Lease), Landlord may, at its option, terminate this Lease by notifying Tenant in writing of such termination within ninety (90) days after the date of such damage.
     21.3 If Landlord does not thus elect to terminate this Lease, Landlord shall commence and proceed with reasonable diligence to restore the Building to substantially the same condition in which it was immediately prior to the happening of the casualty, except that Landlord’s obligation to restore shall not exceed the scope of the work required to be done by Landlord in originally constructing the Building (including the Common Areas) and installing Base Building Improvements in the Premises, nor shall Landlord be required to spend for such work an amount in excess of the insurance proceeds actually received by Landlord as a result of the casualty to the extent such proceeds are made available to Landlord by the first mortgagee. Notwithstanding the foregoing, if Landlord fails to commence restoration of the Building within ninety (90) days after the fire or other casualty, or fails to complete the restoration of the Building within one hundred eighty (180) days after the date on which Landlord commences restoration, then Tenant shall have the right, to be exercised by written notice given to Landlord within ten (10) business days after the expiration of such 90 or 180 day period, as the case may be, to terminate this Lease, in which event the Lease shall terminate 30 days after Landlord’s receipt of such notice and thereupon, neither party shall have any further liability under the Lease, except for matters accruing prior to such termination or obligations which survive the termination of the Lease. Additionally, within ninety (90) days after the casualty, Landlord shall advise Tenant as to whether Landlord has sufficient funds (from insurance proceeds and other sources) to complete the restoration. If Landlord advises that it does not have sufficient proceeds, Tenant shall have the right, to be exercised by written notice given to Landlord within ten (10) business days after receipt of such advice, to terminate this Lease, in which event the Lease shall terminate 30 days after Landlord’s receipt of such notice and thereupon, neither party shall have any further liability under the Lease, except for matters accruing prior to such termination or obligations which survive the termination of the Lease.
     21.4 When the repairs described in the preceding Subparagraph have been completed by Landlord, Landlord shall then complete the restoration of all improvements in excess of the Base Building Improvements which are necessary to permit Tenant’s reoccupancy of the Premises (including the installation of acoustical ceiling tile) pursuant to the final working drawings and specifications approved by Landlord pursuant to the Work Letter (“Improvements Restoration”). Notwithstanding the foregoing, if Landlord fails to complete Improvements Restoration within ninety (90) days after completion of the restoration of the Building, then Tenant shall have the right, to be exercised by written notice given to Landlord within ten (10) business days after the expiration of such 90 day period, to terminate this Lease, in which event the Lease shall terminate 30 days after Landlord’s receipt of such notice and thereupon, neither party shall have any further liability under the Lease, except for matters accruing prior to such termination or obligations which survive the termination of the Lease.

     21.5 Landlord shall not be obligated to expend for the completion of the Improvements Restoration a sum in excess of a dollar amount equal to the dollar amount, if any, of the Allowance (as defined in the Work Letter) (“Reconstruction Allowance”). Except for the Reconstruction Allowance, all cost and expense of completing the Improvements Restoration shall be borne by Tenant and the amount of such excess, as determined by Landlord, is herein referred to as the “Reconstruction Excess.” Fifty percent (50%) of the Reconstruction Excess (as then estimated by Landlord) shall be paid by Tenant to Landlord, in cash, prior to commencement of the Improvements Restoration. After Substantial Completion of the Improvements Restoration, but prior to reoccupancy of the Premises by Tenant, Tenant shall pay Landlord, in cash, an amount equal to ninety percent (90%) of the then unpaid balance of the Reconstruction Excess (as then estimated by Landlord), As soon as a final accounting can be prepared and submitted to Tenant, Tenant shall pay Landlord, in cash, the entire unpaid balance of the Restoration Excess, based on Landlord’s final cost. Each increment of the Reconstruction Excess payable by Tenant to Landlord shall be paid by Tenant within ten (10) days after a written request therefor by Landlord to Tenant. Tenant shall not be entitled to receive any credit or payment with respect to any portion of the Reconstruction Allowance not actually spent upon restoration of the Premises.
     21.6 Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from such damage or the repair thereof. Base Rent shall be abated during the time and to the extent the Premises are unfit for occupancy (in proportion to that portion of the Premises rendered untenantable); provided, however, the Premises shall not be considered unfit for occupancy at any time that (i) such of the Improvements Restoration has been completed so as to permit occupancy as evidenced by the issuance of a Certificate of Occupancy or its equivalent for the Premises by the appropriate governmental entity having jurisdiction over the Premises for the purpose of issuing such certificate, or (ii) if no such certificate can be issued by any appropriate governmental entity under applicable laws, ordinances, or regulations, at such time as the Improvements Restoration have been substantially completed and tendered to Tenant and Tenant is legally permitted to occupy and use the Premises for general office purposes.
     21.7 If the Premises or any other portion of the Building should be damaged by fire or other casualty resulting from the intentional and willful misconduct of Tenant or any of Tenant’s customers, licensees, invitees, agents or employees, the rent hereunder shall not be diminished during the repair of such damage and Tenant shall be liable to Landlord for the cost of the repair and restoration of the Building caused thereby to the extent such cost and expense is not covered by Landlord’s insurance proceeds.
     22. Condemnation.
     22.1 If the whole or substantially the whole of the Building or the Premises should be taken for any public or quasi-public use, by right of eminent domain or otherwise, or if it should be transferred to the condemning authority in lieu of condemnation, then this Lease shall terminate as of the date when physical possession of the Building or the Premises is taken by the condemning authority.

     22.2 If less than the whole or substantially the whole of the Building or the Premises is thus taken or transferred to the condemning authority, Landlord (whether or not the Premises are affected thereby) may terminate this Lease by giving written notice thereof to Tenant, in which event this Lease shall terminate as of the date when physical possession of such portion of the Building or Premises is taken by the condemning authority.
     22.3 If this Lease is not so terminated upon any such taking or sale, the Base Rent payable hereunder shall be diminished by a proportionate amount, and Landlord shall, to the extent Landlord reasonably deems feasible, restore the Building and the Premises to substantially its former condition, but such work shall not exceed the scope of the work done by Landlord in originally constructing the Building and installing Base Building Improvements in the Premises, nor shall Landlord in any event be required to spend for such work an amount in excess of the amount received by Landlord as compensation for such damage. In the event such condemnation occurs during the last twelve (12) months of the Lease Term, Tenant shall have the right to terminate this Lease upon thirty (30) days notice in which event the Lease shall terminate effective as of the date of taking and the parties shall have no further liability under this Lease except for such matters as accrued prior to such termination and such matters as survive termination nor expiration of this Lease.
     22.4 All amounts awarded upon a taking of any part or all of the Building or the Premises shall belong to Landlord, and Tenant shall not be entitled to, and expressly waives all claim to, any such compensation.
     22.5 Tenant shall be entitled to claim independently against condemning authority any damages expressly referable to Tenant’s business as the same may be permitted by law provided such claim shall not reduce any award payable to Landlord.
     23. Damages from Certain Causes. Landlord shall not be liable to Tenant for any loss or damage to any property or person occasioned by theft, fire, act of God, environmental hazards (unless and to the extent caused by Landlord or its agents or employees, and subject to the waiver of subrogation set forth in Section 18.5), public enemy, injunction, riot, strike, insurrection, war, court order, requisition, or order of governmental body or authority or by any other cause beyond the control of Landlord (provided that financial inability shall not be deemed a cause beyond Landlord’s control). Nor shall Landlord be liable for any damage or inconvenience which may arise through repair or alterations of any part of the Building or Premises.
     24. Events of Default/Remedies.
     24.1 Events of Default by Tenant. The happening of any one or more of the following listed events (“Events of Default”) shall constitute a breach of this Lease by Tenant:
     (a) The failure of Tenant to pay any rent or any other sums of money due hereunder within five (5) business days after Tenant’s receipt of Landlord’s notice of such failure;

     (b) Other than as set forth in Paragraph 24.1 (a), (c), (d), (e), (f), (g) or (h), the failure of Tenant to comply with any term, provision or covenant of this Lease or any other agreement between Landlord and Tenant, including the Work Letter all of which terms, provisions, and covenants shall be deemed material, within thirty (30) days after Tenant’s receipt of Landlord’s notice of such failure, unless such failure cannot be reasonably cured within said thirty (30) days period, in which event an Event of Default shall not be deemed to have occurred so long as Tenant commences to cure such failure within ten (10) days after receipt of such notice and thereafter continuously (to the extent feasible) and diligently prosecutes such cure to completion;
     (c) The taking of the leasehold on execution or other process of law in any action against Tenant;
     (d) Tenant or Guarantor becoming insolvent or unable to pay its debts as they become due, or Tenant’s or Guarantor’s notification to Landlord that it anticipates either condition;
     (e) The filing of any bankruptcy or similar proceeding by or against Tenant or Guarantor under any law including the filing of a petition by any creditor of Tenant or Guarantor and such filing shall not be dismissed within ninety (90) days; and
     (f) The appointment of a receiver or trustee for Tenant’s leasehold interest in the Premises or for all or a substantial part of the assets of Tenant or Guarantor.
       24.2 Landlord’s Remedies for Tenant Default. Upon the occurrence of any Event or Events of Default by Tenant, Landlord shall have the option, at any one or more of the following remedies:
     (a) Landlord may terminate this Lease by giving to Tenant notice of Landlord’s intention to do so, in which event the Term shall end, and all right, title and interest of Tenant hereunder shall expire, on the date stated in such notice;
     (b) Landlord may terminate the right of Tenant to possession of the Premises without terminating this Lease by giving notice to Tenant that Tenant’s right of possession shall end on the date stated in such notice, whereupon the right of Tenant to possession of the Premises or any part thereof shall cease on the date stated in such notice but Tenant’s monetary obligations under this Lease shall continue in full force and effect; and
     (c) Landlord may enforce the provisions of this Lease and may enforce and protect the rights of Landlord hereunder by a suit or suits in equity or at law for the specific performance of any covenant or agreement contained herein, or for the enforcement of any other appropriate legal or equitable remedy, including injunctive relief and recovery of all moneys due or to become due from Tenant under any of the provisions of this Lease.

     If Landlord exercises either of the remedies provided for in subparagraphs (a) and (b) above, Landlord may, in accordance with applicable Florida law, re-enter and repossess the Premises and remove all persons and property therefrom and Tenant hereby agrees to surrender possession of the Premises and waives any claim arising by reason thereof or by reason of issuance of any distress warrant or writ of sequestration and agrees to hold Landlord harmless from any such claim. Notwithstanding any rule or provision of law to the contrary, in the event Landlord shall, for the purpose of re-entering or regaining possession of the Premises, or for the purpose of excluding Tenant therefrom, as authorized by law or the terms of this Lease, change the lock(s) to the Premises, Landlord shall not be obligated to provide Tenant with the key(s) to the Premises unless and until Tenant shall wholly and completely remedy any event of default occurring on the part of Tenant hereunder. If Landlord elects to terminate this Lease, it may treat the Event of Default as an entire breach of this Lease and Tenant shall immediately become liable to Landlord for damages equal to the total of (i) the cost of recovering, reletting (including without limitation the cost of lease commissions attributable to the unexpired portion of the Term of this Lease), and remodeling the Premises, (ii) all unpaid Rent and other amounts earned or due through such termination, (iii) the unamortized cost to Landlord, computed and determined in accordance with generally accepted accounting principles, of any tenant improvements provided by Landlord at its expense, (iv) the value of any other concessions or inducements granted to Tenant under or in connection with this Lease, plus (v) the total Rent and other amounts to be paid by Tenant hereunder for the remainder of the full Lease Term, less the fair rental value of the Premises for the same period, with the resulting amount to be discounted to present value using a per annum interest rate of 8%. If Landlord elects to terminate Tenant’s right to possession of the Premises without terminating this Lease, Landlord may (but shall not be obligated to) rent the Premises or any part thereof for the account of Tenant to any person or persons for such rent and for such terms and conditions as Landlord deems appropriate, and Tenant shall be liable to Landlord for the amount, if any, by which the Rent for the unexpired balance of the Term exceeds the net amount, if any, received by Landlord less the costs of repossession, reletting, remodeling, and other expenses incurred by Landlord. Such sum or sums shall be paid by Tenant in monthly installments on the first day of each month of the Term. In no case shall Landlord be liable for failure to relet the Premises or to collect the rent due under such reletting, and in no event shall Tenant be entitled to any excess rents received by Landlord.
     All property removed from the Premises by Landlord pursuant to any provisions of this Lease or of law shall be handled, removed or stored by Landlord at the cost, expense and risk of Tenant, and Landlord shall in no event be responsible for the value, preservation or safekeeping thereof. Tenant shall pay Landlord upon demand for all expenses incurred by Landlord in such removal and storage. Tenant shall pay all costs, charges and expenses, including court costs and reasonable attorneys’ fees incurred by Landlord in enforcing Tenant’s obligations under this Lease, in the exercise by Landlord of any of its remedies in the event of a default, in any litigation, negotiations or transactions in which Tenant causes Landlord, without Landlord’s fault, to become involved or concerned, or in consideration of any request for approval of or consent to any action by Tenant which is prohibited by this Lease or which may be done only with Landlord’s approval or consent, whether or not such approval or consent is given.
       24.3 Landlord’s Remedies are Cumulative. All of the remedies of Landlord in the event of Tenant default shall be cumulative and in addition, Landlord may pursue any other remedies permitted by law or in equity. Forbearance by Landlord to enforce one or more of the remedies upon an Event of Default, shall not constitute a waiver of such default.
       24.4 Events of Landlord Default.
     (a) If Tenant asserts that Landlord has failed to meet its obligations under this Lease, Tenant shall give written notice (“Notice of Default”), to Landlord specifying the alleged failure to perform, and Tenant shall send by certified mail, return receipt requested, a copy of such Notice of Default to any mortgage holder, (provided that Tenant has been previously advised of the address of the mortgage holder by assignment of rents or otherwise).
     (b) If Landlord has not begun and pursued with reasonable diligence the cure of any failure of Landlord to meet its obligations under this Lease within thirty (30) days of receipt of the Notice of Default, or such shorter period of time as is reasonably required in the case of an emergency materially affecting Tenant, then Landlord shall be in default.
     (c) If Landlord shall have failed to pursue with reasonable diligence to cure such default within the time set forth above, then the mortgagees shall have an additional thirty (30) days within which to cure such default, or if such default cannot be cured within that time, then such additional time as may be necessary if within such additional thirty (30) days any mortgagee has commenced and is diligently pursuing the remedies necessary to cure such default, including, but not limited to, commencement of foreclosure proceedings if necessary to effect such a cure, in which event this Lease shall not be terminated while such remedies are being so diligently pursued,
     (d) In no event shall Tenant have the right to terminate or rescind this Lease as a result of Landlord’s default as to any covenant or agreement contained in this Lease or as a result of the breach of any promise or inducement hereof, whether in this Lease or elsewhere. Tenant hereby waives such remedies of termination and recession and hereby agrees that Tenant’s remedies for default hereunder and for breach of any promise or inducement shall be limited to a suit for damages or an injunction, or both.
       24.5 Limited Tenant Self-Help. If Tenant believes that Landlord has failed to fulfill its obligations under this Lease with respect to the maintenance or repair of the Building, Tenant may send written notice to Landlord specifically identifying the portion of the Building requiring the maintenance or repair and the maintenance or repair required. If Landlord fails to commence the necessary maintenance or repair within thirty (30) days after receipt of such notice, or such shorter period of time as is reasonably required in the case of an emergency materially affecting Tenant, Tenant may send a second written notice to Landlord stating Tenant’s intention to exercise self-help to effectuate the necessary maintenance or repair. If Landlord fails to commence the necessary maintenance or repair within five (5) business days after receipt of such second notice and if such failure gives rise to a material interference with Tenant’s business operation or material damage to Tenant’s property, then Tenant may engage contractors to perform the necessary repair and Landlord shall be liable to Tenant for the reasonable cost of such repair. If Tenant has validly exercised its right of self-help pursuant to this Section 24.5, and if Landlord fails to reimburse Tenant within thirty (30) days after submission by Tenant of invoices evidencing the costs incurred by Tenant, Tenant shall have the right to offset such amounts against Base Rent next coming due until Tenant has recouped such costs.
     24.6 THE PARTIES HERETO SHALL, AND THEY HEREBY DO, WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF, OR IN ANY WAY CONNECTED WITH, THIS LEASE, THE BUILDING, AND/OR CLAIM OF INJURY OR DAMAGE.
     24.7 The parties agree to cooperate and negotiate in good faith to resolve any disputes under this Lease. All disputes other than those relating to the payment of Rent which cannot be resolved privately will be resolved by mediation and arbitration (if necessary) under the Commercial Arbitration Rules of the Orlando, Florida, office (or nearest Florida office) of the American Arbitration Association (“AAA”) or any comparable organization agreed upon by the parties (“Arbitration Entity”). Any disputes subject to mediation or arbitration will be heard and decided by a single independent arbitrator appointed by the Arbitration Entity who has experience and qualifications appropriate to resolve the matter in dispute. The decision of the arbitrator will be final and binding on both parties, subject to appeal in a U.S. District Court or state court having jurisdiction only on the grounds specified in the Federal Arbitration Act, 9 U.S.C. §1 et seq. If the parties cannot agree upon an Arbitration Entity within ten (10) business days of written notice by either party invoking formal dispute resolution, the arbitration shall be done by AAA.
     25. Peaceful Enjoyment.
     25.1 Tenant shall, and may peacefully, enjoy the Premises against all persons claiming by, through or under Landlord, subject to the other terms and provisions of this Lease, provided that Tenant pays the rent and other sums herein recited to be paid by the Tenant and performs all of Tenant’s covenants and agreements in this Lease and Exhibits hereto.
     25.2 The foregoing covenant and any and all other covenants of Landlord shall be binding upon Landlord and its successors, only with respect to breaches occurring during its or their respective period of ownership of Landlord’s interest hereunder, and is in lieu of any implied covenants of title or possession. Landlord covenants that it is the fee simple owner of the Premises and that it has the right to execute, deliver, and perform its obligations under, this Lease.
     26. Intentionally Omitted.

     27. Holding Over.
     27.1 If Tenant holds over without Landlord’s written consent after expiration or other termination of this Lease, or if Tenant continues to occupy the Premises after termination of Tenant’s right of possession pursuant to the provisions of Paragraph 24, Subparagraph 24.2 (c), Tenant shall be deemed a tenant at sufferance and Tenant shall pay rental with respect to such holdover at the rate of 150% of the Base Rent and Additional Rental which would have been applicable had the term of this Lease continued through the period of such holding over by Tenant, without proration for any partial month. Acceptance by Landlord of Base Rent after such expiration or earlier termination shall not constitute a renewal of his Lease or permit Tenant to continue such holdover. The foregoing provisions of this paragraph 27.1 are in addition to and do not affect Landlord’s right of re-entry or any rights of Landlord hereunder or as otherwise provided by law, including without limitation, Landlord’s right to recover any damages which it sustains as a result of such holdover. A termination or nonrenewal of this Lease is not intended to be and shall not be deemed to be a breach of the covenant of good faith and fair dealing.
     27.2 No possession by Tenant after the expiration of the term of this Lease shall be construed to extend the term of this Lease unless Landlord has consented to such possession in writing.
     28. Subordination to Mortgage.
     28.1 This Lease is and shall be subject to subordinate to a mortgage, whether presently existing or hereafter arising upon the Premises, or upon the Building and to any renewals, modifications, refinancing or extensions thereof, but Tenant agrees that any such mortgagee shall have the right at any time to subordinate such mortgage to this Lease on such terms and subject to such conditions as such mortgagee may deem appropriate in its sole discretion. Notwithstanding the foregoing, Tenant’s obligation to subordinate this Lease and its rights hereunder to Landlord’s existing Mortgage is expressly conditioned upon receipt by Tenant of the Subordination, Non-Disturbance and Attornment Agreement substantially in the form attached as Exhibit E to this Lease (the “SNDA”) executed by Landlord’s lender. Tenant shall execute and deliver the SNDA to Landlord concurrently with its execution and delivery of this Lease. Landlord shall deliver to Tenant, within sixty (60) days after receipt of the executed SNDA from Tenant, a fully executed SNDA from Landlord’s current lender. Additionally, Tenant’s agreement to subordinate this Lease to landlord’s future lenders is expressly conditioned upon any such lender entering into a non-disturbance agreement in commercially reasonably form.
     28.2 Landlord is hereby irrevocably vested with full power and authority to subordinate the Lease to any mortgage, now existing or hereafter placed upon the Premises or the Building, and Tenant agrees upon demand to execute such further instruments subordinating the lease or attornment to the holder of any such first mortgage as Landlord may request.
     28.3 The terms of this Lease are subject to approval by the Landlord’s lender(s), and such approval is a condition precedent to Landlord’s obligations hereunder. In addition, all leases of portions of the Building will be subordinate to such lender’s mortgage.

     28.4 If Tenant should fail to execute any subordination or other agreement required by this Section 28 within ten (10) business days after request therefor, and such failure continues for an additional five (5) business days after a second written request therefor, then, for each additional day after such five (5) business day period that Tenant has failed to execute and deliver the requested document, Tenant shall pay $100.00 to Landlord, as Additional Rental under this Lease, such sums being due without demand.
     28.5 Each party hereto agrees that, upon request of the other party (the “requesting party”), it will, from time to time, execute and deliver to such persons as the requesting party shall request a statement in recordable form certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as so modified), stating the dates to which rent and other charges payable under this Lease have been paid, stating that the requesting party is not in default hereunder (or if the other party alleges a default stating the nature of such alleged default) and further stating such other matters as the requesting party or its mortgagee(s) shall reasonably require.
     28.6 Tenant shall, in the event of the sale or assignment of Landlord’s interest in the Building of which the Premises form a part, or in the event of any proceedings brought from the foreclosure of, or in the event of exercise of the power of sale under any mortgage made by Landlord covering the Premises, attorn to the purchaser and recognize the purchaser as Landlord under this Lease.
     29. Tenant’s Personal Property.
     29.1 All trade fixtures, furniture, equipment and other personally furnished or installed by Tenant in the Premises, unless attached in such a manner as to become affixed to and part of the real estate owned by Landlord, shall be and remain the property of Tenant and may be removed by Tenant at any time during the Lease Term. Any of such property remaining on the Premises after the expiration of such period shall be deemed abandoned by Tenant and, at Landlord’s option, shall become the property of Landlord without payment therefor or shall be removed by Tenant at Landlord’s request. Tenant agrees to repair any damage done to the Premises or pay the Landlord’s reasonable cost of repairing any damage done to the Premises resulting from the removal of such property, reasonable wear and tear excepted. Tenant shall have the right, upon expiration of the Lease Term, to remove the Data Center and supplemental HVAC if Tenant paid the costs of acquiring and installing such items (outside of the Allowance); otherwise, such items shall remain the property of Landlord.
     30. Attorneys’ Fees. Tenant will pay, in addition to rents and other sums agreed to be paid hereunder, all collection and court costs incurred by Landlord and Landlord’s reasonable attorneys’ fees and paralegals’ fees incurred for the collection of unpaid rents or the successful enforcement, defense or interpretation of Landlord’s rights under this Lease, whether such fees and costs be incurred out of court, at trial, on appeal, or in bankruptcy, arbitration or any administrative proceedings. Landlord will pay all court costs incurred by Tenant and Tenant’s reasonably attorneys’ fees and paralegals’ fees incurred in connection with the successful enforcement, defense or interpretation of Tenant’s rights under the Lease, whether such fees and costs be incurred out of court, at trial, on appeal, or in bankruptcy, arbitration or any administrative proceedings.
     31. No Implied Waiver.
     31.1 The failure of a party to insist at any time upon the strict performance of any covenant or agreement or to exercise any option, right, power or remedy contained in this Lease shall not be construed as a waiver or a relinquishment thereof for the future. Any waiver by a party of any default must be in writing. The consent or approval of Landlord to or of any act by Tenant of a nature requiring consent or approval shall not be deemed to waive or render a necessary consent to or approval of any subsequent similar act.
     31.2 No payment by Tenant or receipt by Landlord of a lesser amount than the monthly installment of rent due under this Lease shall be deemed to be other than on account of the earliest rent due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed on accord and satisfaction, and Landlord may accept such check and payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy provided in this Lease.
     32. Personal Liability. The liability of Landlord to Tenant for any default by Landlord under this Lease shall be limited to the interest of Landlord in the Building for the recovery of any judgement from the Landlord, it being intended that Landlord shall not be personally liable for any judgement or deficiency.
     33. Security Deposit. No security deposit is required of the original named Tenant under this Lease. Landlord reserves the right to require a security deposit of an assignee of Tenant’s interest under this Lease.
     34. Force Majeure. Whenever a period of time is herein prescribed for the taking of any action by Landlord or Tenant, such party shall not be liable or responsible for, and there shall be excluded from the computation of such period of time, any delays due to strikes, riots, acts of God, acts of terrorism, shortages of labor or materials, war, governmental controls in connection with a national or other public emergency, governmental laws, regulations or restrictions, financing, or any other cause whatsoever beyond the control of such party. Notwithstanding the foregoing, this Section 34 shall not apply to, or excuse the performance of, any obligations of a party to pay sums owed or to execute documents, as required under the terms of this Lease.
     35. Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture between the parties hereto, it being understood and agreed that neither the method of computation of rent, nor any other provision contained herein, nor any acts of the parties hereto, shall be deemed to create any relationship between the parties hereto other than the relationship of landlord and tenant.

     36. Miscellaneous.
     36.1 Radon. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in Florida. Additional information regarding radon and radon testing may be obtained from your public health unit.
     36.2 Severability. If any term or provision of this Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease or the application of such term or provisions to the persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and enforced to the fullest extent permitted by law.
     36.3 Recordation. Tenant agrees not to record this Lease or any memorandum hereof but Landlord may record this Lease or a memorandum thereof, at its sole election.
     36.4 Governing Law. This Lease and the rights and obligations of the parties hereto are governed by the laws of the State of Florida.
     36.5 Time of Performance. Except as expressly otherwise herein provided, with respect to all required acts of Landlord and Tenant, time is of the essence of this Lease.
     36.6 Transfers by Landlord. Landlord shall have the right to transfer and assign, in whole or in part, all its rights and obligations hereunder and in the Building and the Premises referred to herein, and in such event and upon the transferee’s or assignee’s assumption of the obligations of “Landlord” under this Lease. Landlord shall be released from any further obligations hereunder, and Tenant agrees to look solely to such successor in interest of Landlord for the performance of such obligations accruing after such transfer.
     36.7 Commissions. Landlord and Tenant acknowledge, represent and warrant to each other that, except for Lincoln Property Company of Florida, Inc. (“Tenant’s Broker”), no broker or real estate agent brought about or was involved in the making of this Lease and that no brokerage fee or commission is due to any other party as a result of the execution of this Lease. Landlord shall pay the brokerage commission owed Tenant’s Broker, pursuant to a separate agreement between Landlord and Tenant’s Broker. Landlord and Tenant hereby indemnify and agree to hold each other harmless against any loss, claim, expense or liability with respect to any commissions or brokerage fees claimed on account of the execution and/or renewal of this Lease due to any action of the indemnifying party.
     36.8 Effect of Delivery of This Lease. Landlord has delivered a copy of this Lease to Tenant for Tenant’s review only, and the delivery hereof does no constitute an offer to Tenant or an option to lease. This Lease shall not be effective until it is executed by both Landlord and Tenant and approved by Landlord’s lender(s).

     36.9 Paragraph and Section Headings. The paragraph, subparagraph and section headings are used for convenience of reference only and do not define, limit or extend the scope of intent of the paragraphs, subparagraphs and sections.
     36.10 Definitions. The definitions set forth in Section 1 are hereby made part of this Lease.
     36.11 Merger. It is understood that there are no oral agreements or representations between the parties hereto affecting this Lease, and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements, drafts of leases or representations and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. There are no representations or warranties between the parties except expressly get forth in this Lease, and all reliance with respect to same is solely upon the representations and agreements contained in this Lease.
     36.12 Successors and Assigns. The covenants and agreements herein contained shall bind and inure to the benefit of Landlord its successor and assigns, and Tenant and its permitted successors and assigns.
     36.13 Survival. All obligations of Tenant hereunder not fully performed as of the expiration or earlier termination of the terms of this Lease shall survive the expiration or earlier termination of the term hereof, including, without limitation, all payment obligations with respect to Rent and Additional Rent. Tenant shall not for any reason withhold or reduce Tenant’s required payments of Rent and other charges provided in this Lease, it being expressly understood and agreed by the parties that the payment of Rent and Additional Rent is a covenant by Tenant that is independent of the other covenants of the parties hereunder.
     36.14 Exhibits. The following exhibits are attached hereto and incorporated herein and made a part of this Lease for all purposes:

Exhibit Number	Description
Exhibit “A”	Description of Real Property

Exhibit “B”	Premises Location in Building

Exhibit “C”	Work Letter

Exhibit “D”	Building Rules & Regulations

Exhibit “E”	Form of Subordination, Non- Disturbance and Attornment Agreement

Exhibit “F”	Site Plan

     36.15 Notices.
     (a) Tenant shall pay the rent and shall furnish all notices to Landlord at the following address (or at such other place as Landlord may hereafter designate in writing):
300 South Orange Avenue
Suite 975
Orlando, FL 32801
     (b) Landlord shall furnish all notices to Tenant at the following address (or at such other place as Tenant may hereafter designate in writing):
To the Premises
Attention: Lawrence Deering
                 Chairman and CEO
with a copy to:
Buchanan Ingersoll P.C.
301 Grant Street, 20th Floor
Pittsburgh, PA 15219-1410
Attention: Rosemary Corsetti, Esq.
     (c) Any notice provided for in this Lease must, unless otherwise expressly provided herein, be in writing, and may, unless otherwise expressly provided, be given or be served by (i) depositing the same in the United States mail, postage prepaid and certified and addressed to the party to be notified with return receipt requested, (ii) sending the same via a nationally recognized overnight delivery service, or (iii) by personal delivery, with evidence of receipt.
     (d) Notice given in the mail in the manner hereinabove indicated shall be effective upon receipt, unless (in connection with such deposited mail) such mail is unclaimed, in which event notice shall be effective five (5) days after the date of mailing.
     36.16 Abatement Personal. If and to the extent that this Lease provides for the abatement of any Rent or other charges due from Tenant under this Lease, any such abatement is personal to the original named Tenant under this Lease and intended for its benefit only, and is not transferable to any assignee of Tenant’s rights under this Lease. If Tenant’s rights are assigned, then, as of the effective date of such assignment, any such abatements shall terminate and be rendered of no force or effect and the Rent or other charges in question shall be payable at the rate otherwise applicable for the period in question.
     37. Renewal Option. Landlord hereby grants to Tenant the option to extend the Term on the same terms, conditions and provisions as contained in the Lease, except as otherwise provided herein, for one (1) period of five (5) years (the “Option Period”), subject to the terms and conditions hereinafter set forth.

     (a) Tenant’s option to extend shall be exercisable by written notice from Tenant to Landlord given no earlier than twelve (12) months, and no later than nine (9) months, prior to the expiration of the Lease Term, time being of the essence. If the option is not so exercised, such option shall thereupon expire.
     (b) Base Rent per square foot of Net Rentable Area of the Premises payable during the first (1st) year of the Option Period shall be equal to the Base Rent per square foot of Net Rentable Area of the Premises in effect during the last month of the initial Lease Term, and shall increase annually each year during the Option Period by three percent (3%) of the prior year’s Base Rent.
     (c) Tenant may only exercise its option to extend, and an exercise thereof shall only be effective, if at the time of Tenant’s exercise and on the Option Period commencement date, the Lease is in full force and effect and no event or circumstance exists which, with the giving of notice or the passage of time, or both, could constitute a default by Tenant under the Lease and inasmuch as such option is intended only for the benefit of the original Tenant named in this Amendment, the entire Premises are then occupied by the original Tenant named in this Amendment. No assignee shall be entitled to exercise such options other than an assignee to whom Tenant is permitted to assign without Landlord’s consent. No sublessee shall be entitled to exercise such options.
     (d) Upon the valid exercise by Tenant of its option to extend, Landlord and Tenant shall enter into a written amendment to the Lease confirming the terms, conditions and provisions applicable to the Option Period as determined in accordance with the provisions of this paragraph, with such revisions to the Base Rent provisions of the Lease as may be necessary to conform those provisions to the rental rate applicable to the Option Period. No new options to extend shall be deemed to be created by a valid exercise of the extension option and no other provisions inapplicable to the Option Period shall be construed to govern the Option Period.
     38. Right of First Refusal — Lease. Landlord hereby grants to Tenant the right of refusal to lease space in the Building which becomes “available” during the Lease Term (the “Refusal Space”) on the terms and conditions hereinafter set forth. As used herein, space shall be deemed “available” when it is not subject to the rights of any other tenant which is a tenant under a lease which is in effect as of the date of this Lease (whether such rights are current, to be exercised in the future or the result of future negotiation with a tenant to extend the term of its lease).
     (a) Upon receipt by Landlord of a third party offer to lease any Refusal Space, which offer is acceptable to Landlord, Landlord shall notify Tenant of the economic and other material terms of such offer (the “Offer Notice”).
     (a) Tenant’s right to lease the Refusal Space from Landlord shall be exercisable by written notice from Tenant to Landlord of Tenant’s election to exercise said right given not later than ten (10) business days after Tenant’s receipt of the Offer Notice, time being of the essence. Tenant may not elect to lease less than the entire area of Refusal Space described in the Offer Notice. If Tenant does not timely exercise its option to lease the entire Refusal Space described in the subject Offer Notice, Tenant’s right to lease such Refusal Space shall thereupon expire and Landlord shall have the right to lease such Refusal Space to a third party, free of any rights of Tenant.
     (b) Tenant may only exercise its right to lease the Refusal Space, and an exercise thereof shall only be effective, if at the time of Tenant’s exercise of said right and on the Refusal Space commencement date, this Lease is in full force and effect and no event or circumstance exists which, with the giving of notice or the passage of time, or both, could constitute a default by Tenant under the Lease and inasmuch as such option is intended only for the benefit of the original Tenant named in this Amendment, the entire Premises is occupied by the original Tenant named in this Amendment. No assignee shall be entitled to exercise such option other than an assignee to whom Tenant is permitted to assign without Landlord’s consent. No sublessee shall be entitled to exercise said option.
     (c) If Tenant has validly exercised its right to lease the Refusal Space, then, effective as of the Refusal Space commencement date, such Refusal Space shall be included in the Premises, subject to all of the terms, conditions and provisions of this Lease, except as follows:
     (i) The Net Rentable Area of the Premises shall be increased by the rentable area of the Refusal Space, and Tenant’s Proportionate Share shall be increased in a corresponding manner;
     (ii) The term of the demise covering such Refusal Space be the term set forth in the Offer Notice;
     (iii) Base Rent for such Refusal Space shall be at the rental rate designated in the applicable Offer Notice;
     (iv) Landlord shall perform and pay the cost of tenant improvements in the Refusal Space to the same extent as described in the Offer Notice.
Landlord shall prepare a written amendment to this Lease confirming the terms, conditions and provisions applicable to such Refusal Space as determined in accordance herewith. If Tenant fails to execute and deliver the Amendment to Landlord within ten (10) business days after receipt thereof, Tenant’s exercise of its right to lease the Refusal Space shall be rendered null and void and Landlord shall be free to lease such Refusal Space to the third party.
     (d) If Landlord should be unable on the Refusal Space commencement date to deliver possession of all or any portion of the Refusal Space to be delivered on such Refusal Space commencement date despite Landlord’s exercise of good faith and reasonable efforts to do so, Landlord shall not be subject to any liability for failure to deliver possession. Such failure to deliver possession shall not affect either the validity of the Lease or the obligations of either Landlord or Tenant hereunder or be construed to extend the expiration of the Term either as to such Refusal Space or the balance of the Premises; provided, however, that under such circumstances, rent shall not commence as to such Refusal Space until Landlord is able to deliver possession.
     39. Right of First Offer-Purchase. Should Landlord elect to sell the Building, Landlord hereby grants to Tenant the right of first offer to purchase the Building on the terms and conditions hereinafter set forth. Tenant’s right to purchase under this Section 39 shall expire on the second (2nd) anniversary of the Commencement Date and, from that date on, Landlord shall have the right to sell the Building free of any rights of Tenant.
     (a) Prior to offering the Building for sale to the public or any other third party, Landlord shall give Tenant written notice (an “Offer Notice”) of the material economic terms upon which Landlord is prepared to sell the Building, including, without limitation, the purchase price, earnest money deposit, and timing for due diligence investigation and closing.
     (b) Tenant’s right to purchase the Building from Landlord shall be exercisable by written notice from Tenant to Landlord of Tenant’s election to exercise said right given not later than ten (10) business days after the Offer Notice is given, time being of the essence. If Tenant does not timely exercise its option to purchase the Building, Tenant’s right to purchase the Building shall thereupon expire and Landlord shall have the right to sell the Building to a third party, free of any rights of Tenant. Notwithstanding the foregoing, if Landlord subsequently offers to sell the Building to a third party on terms which have a cumulative net economic effect which is more than ten percent (10%) more favorable to such third party than the terms described in the Offer Notice, Tenant’s right to purchase shall be reinstated and Landlord shall re-offer to sell the Building to Tenant, in accordance with subparagraph (a) above, upon such more favorable terms.
     (c) Tenant may only exercise its right to purchase the Building, and an exercise thereof shall only be effective, if at the time of Tenant’s exercise of said right, the Lease is in full force and effect and Tenant is not in default under this Lease. In addition to the condition set forth in the first sentence of this subparagraph (c), if Tenant is in default under the Lease within thirty (30) days prior to the sale closing date, it shall be a condition to Landlord’s obligation to close that Tenant cure any defaults arising under the Lease as of the closing date.
     (d) If Tenant has validly exercised its right to purchase the Building, Landlord and Tenant shall negotiate and execute a sale and purchase agreement which incorporates the terms set forth in the Offer Notice. If Landlord and Tenant are unable to execute such an agreement within thirty (30) days after Tenant’s exercise of its purchase option, despite good faith efforts to do so, then Tenant’s exercise of its purchase option shall thereupon expire and Landlord shall be free to sell the Building to any third party, free of any rights of Tenant.

     40. Satellite Antenna. Tenant shall be allowed to install and maintain, at Tenant’s sole cost and expense, a satellite antenna (“Satellite Antenna”) at a location specified by Landlord on the roof (“Roof”) of the Building, subject to the following terms and conditions. Tenant shall be responsible for obtaining all required governmental permits and approvals necessary for installation of the Satellite Antenna. Tenant will submit to Landlord all plans and specifications for installation of the Satellite Antenna for Landlord’s approval, which approval shall not be unreasonably withheld or delayed and shall be given to Tenant, in writing, within (30) days of Landlord’s receipt of such plans and specifications. Tenant agrees that the Satellite Antenna shall be installed on the Roof and that the installation of the Satellite Antenna shall in no way cause any punctures in the surface of the Roof or otherwise breach Landlord’s roof warranty. Tenant shall be solely responsible for maintaining the Satellite Antenna. Upon termination of this Lease, Tenant shall be responsible for removing the Satellite Antenna from the Roof and leaving the Roof in substantially the same condition it was in prior to Tenant’s installation of the Satellite Antenna, reasonable wear and tear and damage by fire or other casualty accepted.
     41. Moving Allowance. As a material inducement for Tenant entering into this Lease, Landlord has agreed to pay Tenant a moving allowance in connection with Tenant’s expenses associated with moving its offices to the Premises in the amount of Thirty Thousand Dollars ($30,000.00) (the “Moving Allowance”) which shall be paid in full to Tenant within thirty (30) days following Tenant’s opening for business in the Premises.

     IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease in multiple original counterparts as of the day and year first above written.
     Executed in the presence of:

LANDLORD:
/s/ Lauren Keating

Signature of Witness	MAITLAND CONCOURSE PHASE II, LLLP.,
a Florida limited partnership
Lauren Keating

Print Name	By:	LINCOLN PROPERTY COMPANY NO. 2363, LTD., a Texas limited partnership, a general partner

/s/ Kelly R. Bray

Signature of Witness
		By:	LINCOLN BATTAGLIA, INC., a
Texas corporation, general partner
Kelly R. Bray

Print Name

By:	/s/ Ellis L. Shamburger, III

Name:	ELLIS L. SHAMBURGER, III

Title:	VICE PRESIDENT

TENANT:
/s/ Rosemary L. Consetti

Signature of Witness	TANDEM HEALTH CARE, INC., a
Pennsylvania corporation

Rosemary L. Consetti	By:	/s/ Lawrence R. Deering

Print Name
		Name:	Lawrence R. Deering
/s/ Karen M. Mohr

Signature of Witness		Title:	Chairman and CEO

Karen M. Mohr

Print Name